UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SCANSOURCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 1, 2011

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615, on Thursday, December 1, 2011, at 10:30 a.m., local time, for the following purposes:

(1)	To elect six members to the Board of Directors;

(2)	To hold an advisory vote on the compensation of our named executive officers (as defined in the proxy statement);

(3)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

(4)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on October 13, 2011 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

Steven R. Fischer

Chairman of the Board

October 18, 2011

2011 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date	10:30 a.m., December 1, 2011

• Place	Marriott Hotel, One Parkway East
Greenville, South Carolina 29615

• Record Date	October 13, 2011

• Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	Election of 6 directors

•	Advisory vote on the compensation of our named executive officers

•	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
1. Election of 6 directors	FOR	7

2. Advisory vote on the compensation of our named executive officers	FOR	7

3. Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers	THREE YEARS	9

4. Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012	FOR	10

Board Nominees

•	The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	GC	NC
Steven R. Fischer	66	1995	Financial consultant; former President of North Fork Business Capital Corporation	Leadership Finance	X	X	X	X	X

Michael L. Baur	54	1995	CEO of ScanSource and Founder	Leadership Industry				X

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	GC	NC
Michael J. Grainger	59	2004	Former President and COO of Ingram Micro, Inc.	Leadership Finance Industry	X	X	C	X	X

Steven H. Owings	58	2011	Founder and former Chairman/CEO of ScanSource	Leadership Industry				X

John P. Reilly	63	2001	President and CEO of Keltic Financial Services, LLC	Leadership Finance	X	X	X	C	C

Charles R. Whitchurch	65	2009	Former CFO of Zebra Technologies Corporation	Leadership Finance	X	C	X	X	X

AC	Audit Committee
CC	Compensation Committee
GC	Governance Committee
NC	Nominating Committee
C	Committee Chairman
X	Member of Committee or Independent

Independent Auditor

We are asking shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012. Set forth below is summary information with respect to Ernst & Young LLP’s fees for services provided in fiscal 2011 and fiscal 2010.

	Year Ended June 30, 2011	Year Ended June 30, 2010
Audit Fees	$1,483,905	$1,231,626
Audit-Related Fees	255,947	32,625
Tax Fees	487,423	476,514
All Other Fees	—	—
Total	$2,227,275	$1,740,765

Advisory Votes on the Compensation of our Named Executive Officers and Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board believes that our executive compensation philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time. The Board believes that a vote on the compensation of our named executive officers should be conducted every three years because a three-year cycle will match our compensation review cycle, given the three-year terms of the employment agreements of our named executive officers, and will provide management and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ views, to implement any necessary and appropriate changes to our executive compensation program and to evaluate the results of such changes before the next shareholder advisory vote.

Executive Compensation Elements

Type	Form	Terms
Cash	Salary	Based on employment agreements; increases, if any, determined through subjective assessment of performance
	Cash Incentives	Earned based on attainment of pre-determined performance metrics

Equity	Service-Based Restricted Stock Awards	Generally vest ratably over three years
	Performance-Based Restricted Stock Awards	Generally have one year performance periods with 50% vesting after one year, and the remaining 50% vesting over two years
	Stock Options	Generally vest ratably over three years

Other Employee Benefits	401(k) Profit-Sharing Contributions Deferred Compensation Plan	On the same terms as all employees On the same terms as all employees Matching contributions vest over five-year period

Fiscal 2011 Compensation Decisions

During the fiscal year ending June 30, 2011, the Company achieved strong financial performance, including increases in return on invested capital (“ROIC”)1 and operating income. In evaluating and monitoring the Company’s financial condition and operating performance, the Company’s management places a significant emphasis on operating income and ROIC, which drives changes in shareholder value. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. ROIC and operating income for the fiscal year ending June 30, 2011, evidence the successful performance of our Company and our named executive officers:

•	ROIC increased to 20.6% during fiscal 2011, as compared to 16.7% for the previous fiscal year.

•	The Company posted operating income of $113.1 million during fiscal 2011, which represents a 49.3% increase over the previous fiscal year’s operating income of $75.8 million.

Other key metrics demonstrating the strong financial performance of the Company during fiscal 2011 are:

•	Gross profit, which increased by 25.3%, from $218.9 million during fiscal 2010 to $274.3 million during fiscal 2011.

•	Net income attributable to the shareholders of the Company, which increased by 50.6%, from $48.8 million during fiscal 2010 to $73.5 million during fiscal 2011.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)[1], a non-GAAP measure, which increased by 44.4%, from $83.3 million during fiscal 2010 to $120.3 million during fiscal 2011.

•	Diluted earnings per share, which increased by 48.4%, from $1.82 during fiscal 2010 to $2.70 during fiscal 2011.

Because of the emphasis in our executive compensation program on performance-based pay, the Company’s strong financial performance during fiscal 2011 is reflected in the compensation of each of our named executive officers, particularly with respect to payouts pursuant to our cash incentive program. For the fiscal year ended

[1]	We provide a reconciliation of the differences between this non-GAAP financial measure and its most directly comparable GAAP financial measure in Appendix A to this proxy statement.

June 30, 2011, the cash incentives paid to our named executive officers under each of the cash incentive plans set forth in their respective employment agreements aggregated to $2,549,954, or 2.3% of operating income, compared to the cash incentives paid for the prior fiscal year ended June 30, 2010 of $1,622,561, or 2.1% of operating income.

Fiscal 2011 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers, to whom we refer collectively as the named executive officers, for the fiscal year ended June 30, 2011, as determined by the rules of the Securities and Exchange Commission, or SEC.

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael L. Baur,	803,077	—	—	2,315,836	1,696,634	288,917	5,104,464
Chief Executive Officer

Richard P. Cleys,	286,096	15,000	256,193	—	129,167	53,715	740,171
Vice President and Chief Financial Officer

R. Scott Benbenek,	351,346	—	200,030	470,133	393,256	90,600	1,505,365
President of Worldwide Operations

Andrea D. Meade,	235,904	40,000	405,005	—	280,897	47,820	1,009,626
Executive Vice President of Operations and Corporate Development

John J. Ellsworth,	225,865	45,000	155,531	—	50,000	44,372	520,768
Vice President, General Counsel and Corporate Secretary

2012 Annual Meeting

•	Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by June 20, 2012.

•	Notice of shareholder proposals outside of SEC Rule 14a-8 must be delivered to us no earlier than September 2, 2012 and no later than October 2, 2012.

SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ScanSource, Inc. (the “Company”) to be used in voting at the Annual Meeting of Shareholders of the Company to be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina, 29615, on Thursday, December 1, 2011, at 10:30 a.m., local time, and at any adjournments thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be

Held on December 1, 2011:

The Notice of Annual Meeting of Shareholders, proxy statement, form of proxy, and 2011 Annual Report are available at www.proxyvote.com.

Pursuant to rules promulgated by the SEC, we are providing access to our proxy materials over the Internet. On or about October 18, 2011, we first began mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement and the Annual Report and vote online. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, the Annual Report and a form of proxy card or voting instruction card. The Notice is not a ballot or other form for voting. Shareholders who receive a paper copy of our proxy materials, including a proxy statement, the Annual Report and a form of proxy card or voting instruction card, may vote by telephone. By furnishing our proxy materials over the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

Any shareholder who executes the form of proxy referred to in this proxy statement may revoke it at any time before it is exercised. The proxy may be revoked by giving written notice to our Secretary of such revocation, by executing and delivering to our Secretary a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Whether or not you plan to attend, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

The cost of preparing, assembling and mailing this proxy statement and the form of proxy will be borne by us. Our directors, officers and employees may also solicit proxies personally or by mail, telephone or facsimile. No compensation will be paid for such solicitations. In addition, we will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at our request, may send proxies and proxy solicitation material to their clients and principals. This proxy statement is first being made available to our shareholders on October 18, 2011.

Voting Securities Outstanding; Vote Required for Each Proposal

The Board has fixed the close of business on October 13, 2011 as the record date and time for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. As of such date, 27,406,106 shares of our common stock, no par value, were outstanding. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting, and no other outstanding shares of our capital stock are eligible to be voted at the Annual Meeting. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted “FOR” all director nominees, “FOR” approval, on an advisory basis, of the compensation of our named executive officers (as defined in “Executive Compensation – Compensation Discussion and Analysis—Executive Summary”), FOR “Three Years” on the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Management is not aware of any matters, other than those specified herein, that will be presented for action at the Annual Meeting. If other matters are properly presented at the Annual Meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Signed proxies that withhold authority to vote for directors or reflect abstentions or broker non-votes (as described below) will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the shareholders holding a majority of the shares of common stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail or telephone. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Brokers that are members of certain securities exchanges and who hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, only the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, all of the other proposals in this proxy statement are considered “non-discretionary” items, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to these proposals.

Assuming the existence of a quorum at the Annual Meeting:

•

The nominees receiving the greatest number of the votes cast at the Annual Meeting will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

•

The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

•

The frequency of the advisory vote on future advisory votes on the compensation of our named executive officers receiving the greatest number of votes cast—one year, two years, or three years—will be deemed by us as the frequency that has been recommended by shareholders. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on the compensation of our named executive officers.

•

The ratification of the appointment of Ernst & Young LLP will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. If your shares are held in street name and you do not provide voting instructions to your broker, your broker has discretionary authority to vote your shares with respect to the proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting. The size of the Board is set at six members and may be increased or decreased by resolution of the Board.

The Board has recommended the six existing members of the Board as the six nominees for election as directors at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified. The following are our nominees for election as directors at the Annual Meeting: Michael L. Baur, Steven R. Fischer, Michael J. Grainger, Steven H. Owings, John P. Reilly and Charles R. Whitchurch.

In accordance with our Bylaws, those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) will be elected to the Board. Withheld votes and broker non-votes, if any, will not be included in determining the number of votes cast in the election of directors. The proxies solicited for the Annual Meeting cannot be voted for a greater number of persons than six, the number of nominees named. If any nominee shall become unavailable for any reason, the persons named in the form of proxy shall vote for a substitute nominee or vote to reduce the number of directors to be elected as directed by the Board. The Board has no reason to believe that any of the six nominees listed above will not be available for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires all public companies to hold a separate non-binding advisory shareholder vote to approve the compensation of named executive officers as described in the Compensation Discussion and Analysis and the executive compensation tables and related information in public filings. We are providing our shareholders with the opportunity at the Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “Say on Pay” proposal, considering approval of the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Such discussion is found on pages 20 through 37 of this proxy statement.

Executive Compensation

The Compensation Committee has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The

Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, illustrate the trends in compensation and application of our compensation philosophies and practices for the years presented. Highlights of our compensation program include the following:

•

Variable cash incentives are payable to named executive officers to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our named executive officers on performance goals intended to enhance shareholder value.

•	Awards of long-term equity incentives, in the form of stock options and restricted stock awards, directly aligns the interests of our named executive officers and shareholders.

•

Linking the personal financial interests of our named executive officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

The Compensation Committee believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our named executive officers and our shareholders. Accordingly, we are asking our shareholders at the Annual Meeting to vote “FOR” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion.

Effect of Resolution

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinion of our shareholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

You may vote “FOR”, “AGAINST” or “ABSTAIN” on this proposal. If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

Recommendation of Board of Directors

The Board of Directors also believes that our executive compensation program aligns our named executive officers’ compensation with the long-term interests of our shareholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefitted and will benefit the Company over time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

Section 14A of the Exchange Act also requires all public companies to hold a separate non-binding advisory shareholder vote with respect to the frequency of the “Say on Pay” vote. Companies must give shareholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as the “Frequency Vote on Say on Pay”). Shareholders may also abstain from making a choice. After such initial vote is held, Section 14A requires all public companies to submit the Frequency Vote on Say on Pay to their shareholders no less often than every six years.

Frequency Vote on Say on Pay

As discussed above, the Board of Directors believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that is aligned with our performance. The Board believes that our compensation philosophies and practices advance both the short-term and long-term interests of the Company and our shareholders. The Board believes that the Frequency Say on Pay Vote should be conducted every three years for the following reasons:

•

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section on pages 20 to 37 of this proxy statement, one of the core principles of our executive compensation program is to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we generally grant awards with multi-year performance and service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

•

A three-year cycle will match our compensation review cycle, given the three-year terms of the employment agreements of our named executive officers, and will provide management and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ views, to implement any necessary and appropriate changes to our executive compensation program and to evaluate the results of such changes before the next shareholder advisory vote.

Effect of Resolution

This is an advisory vote and will not be binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors may determine that it is in the best interests of our shareholders and the Company to hold a Say on Pay vote more or less frequently than may be indicated by this advisory vote of our shareholders. Nonetheless, the Compensation Committee and the Board will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

While the Board of Directors recommends that a Say on Pay proposal be voted on every three years, you are not voting to approve or disapprove of the Board’s recommendation. Rather, you will be able to specify one of four choices for the Frequency Vote on Say on Pay, as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. The frequency receiving the greatest number of votes cast will be deemed by us as the frequency that has been recommended by our shareholders.

Recommendation of Board of Directors

The Board of Directors recommends the selection of every three years as your preference for the frequency of future advisory votes on Say on Pay.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “THREE YEARS” ON THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditor to make an examination of our accounts for the fiscal year ending June 30, 2012, which appointment has been ratified by the Board. See the “Audit Committee Report” below for more information. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012.

A representative of Ernst & Young LLP is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

Principal Accountant Fees and Services

As reflected in the table below, we incurred fees in fiscal 2011 and 2010 for services performed by Ernst & Young LLP related to such periods.

	Year Ended June 30, 2011	Year Ended June 30, 2010
Audit Fees	$1,483,905	$1,231,626
Audit-Related Fees	255,947	32,625
Tax Fees	487,423	476,514
All Other Fees	—	—

Total Fees	$2,227,275	$1,740,765

In the above table, in accordance with applicable SEC rules:

•

“Audit Fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting and review of financial statements included in our Form 10-Q’s and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;

•	“Audit-Related Fees” are fees for services performed during fiscal 2011 and 2010 by the independent auditors for due diligence services and their review of our SEC filings and communications; and

•	“Tax Fees” are fees for services performed during the respective years by the independent auditors for professional services related to certain foreign tax compliance, tax advice and tax planning.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Committee, to one or more members of the Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and has determined that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

OTHER BUSINESS

The Board knows of no other matter to come before the Annual Meeting. However, if any matter requiring a vote of the shareholders should be duly presented for a vote, then the persons named in the form of proxy intend to vote such proxy in accordance with their best judgment.

PROPOSALS FOR 2012 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at the 2012 Annual Meeting of Shareholders by June 20, 2012 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2012 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2011 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2012 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for director for election at the 2012 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2012 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 75 days and no less than 45 days prior to the date of the meeting. Our Bylaws provide that such notice shall set forth in writing (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (b) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address, as they appear on our books, of such shareholder and such beneficial owner, (ii) the class and number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owner and (iii) a description of all arrangements or understandings between such shareholder or beneficial owner and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice to the Secretary and such other business must otherwise be a proper matter for shareholder action.

The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2012 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 90 days and no less than 60 days prior to the first anniversary of the 2011 Annual Meeting. However, if the 2012 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2012 Annual Meeting. Assuming that the date of the 2012 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2012 Annual Meeting would need to be provided to us not earlier than September 2, 2012 and not later than October 2, 2012.

To be in proper written form, a shareholder’s notice to the Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers and current directors, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that he is well qualified to serve as a member of the Board.

Directors

Steven R. Fischer, 66, has served as Chairman of the Board since December 2009 and as a director of the Company since December 1995. Mr. Fischer served as President of North Fork Business Capital Corporation and its successor, Capital One Leverage Finance, from July 2004 to July 2008, and served as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer is currently a financial consultant and serves as a director of Falconstor Software Inc., a publicly held provider of storage networking infrastructure software.

Mr. Fischer is a seasoned executive and has valuable experience in overseeing management. His experience is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. He serves on each committee of our Board of Directors.

Michael L. Baur, 54, has served as our Chief Executive Officer since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception, and held the position of President from that point until June 2007. Prior to joining the Company, from April 1991 to November 1992, Mr. Baur served in various positions at personal computer manufacturer Argent Technologies, Inc., including President and General Manager. In September 1989, Mr. Baur joined Gates/FA, a value-added computer and technology distributor, as a Product Manager and served as Merchandising Manager from February 1990 to March 1991.

Mr. Baur has served the Company as President or CEO since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. As one of the founders of the Company, Mr. Baur brings strong leadership, entrepreneurial and business building and development skills and experience to the Board. Mr. Baur is a member of the Governance Committee.

Michael J. Grainger, 59, has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001 he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. He previously served on the Board of Directors of Bell Microproducts from September 2006 to March 2008. Mr. Grainger currently serves on the board of directors of two multinational diversified private companies, Ingram Industries, Inc. and Belkin International Inc.

As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competition to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters. Mr. Grainger serves as the Chairman of our Compensation Committee and serves on our Audit Committee, Nominating Committee and Governance Committee.

Steven H. Owings, 58, has served as a director of the Company since March 2011. Mr. Owings is one of the founders of the Company and previously served as Chairman of Board from the Company’s inception in December 1992 until December 2005. Mr. Owings also served as our Chief Executive Officer from

December 1992 until January 2000. Mr. Owings resigned his strategic advisor employee role and retired from employment with the Company effective March 16, 2011.

Mr. Owings’ experience as one of the founders of the Company and as one of our executives provides the Board with invaluable experience regarding the Company’s history and strengths as well as its current challenges and opportunities. Mr. Owings serves on the Governance Committee.

John P. Reilly, 63, has served as a director of the Company since June 2001. Mr. Reilly is President and CEO of Keltic Financial Services, LLC in Tarrytown, New York. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A. Mr. Reilly also serves on the Board of Directors of Chimera Investment Corporation, a public real estate investment trust.

Mr. Reilly brings to the Board extensive financial skills important in the understanding and oversight of our financial reporting/enterprise and operational risk management and corporate finance matters. His long career in the financial services industry also brings financial management expertise to our Board. Mr. Reilly serves as chairman of the Nominating Committee and Governance Committee and serves on our Audit Committee and Compensation Committee.

Charles R. Whitchurch, 65, has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. He is currently a member of the Board of Directors and Chairman of the Audit Committee of Landmark Aviation, a privately held operator of fixed base aviation operations at multiple locations throughout the United States and Europe. Mr. Whitchurch also serves on the boards of Ashworth College, a privately held provider of nationally accredited online education, and TricorBraun Holdings, a privately held distributor of rigid packaging materials. In both companies, Mr. Whitchurch serves as Chairman of the Audit Committee.

Mr. Whitchurch previously served on the Board of Directors of SPSS, Inc. (“SPSS”), a publicly held provider of predictive analytic software. Mr. Whitchurch served on the SPSS board as Chairman of the Audit Committee from October 2003 until the sale of SPSS to IBM in October 2009.

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chairman of audit committees. Mr. Whitchurch serves as the Chairman of our Audit Committee and serves on our Compensation Committee, Nominating Committee and Governance Committee.

Executive Officers

R. Scott Benbenek, 55, has served as President of Worldwide Operations since June 2007, and served as our Executive Vice President, Corporate Operations from 2002 to 2007. Mr. Benbenek joined the Company in 1998, and has also held the positions of Vice President of Merchandising and Director of Merchandising. Prior to joining the Company, Mr. Benbenek served as Product Manager for Gates/Arrow (now Synnex), from 1990 to 1992, and as Director of Merchandising and Vice President of Merchandising for Gates/Arrow from 1992 to 1995 and 1995 to 1998, respectively.

Richard P. Cleys, 60, has served as Vice President and Chief Financial Officer since joining the Company in November 2002. Prior to joining the Company, Mr. Cleys served as Vice President and Controller of Lanier Worldwide, Inc., a multinational office product and service distributor, from 1996 to 1998 and as Vice President-Finance and Treasurer from 1999 to 2001. From 1993 to 1996, Mr. Cleys served as Vice President and Chief Financial Officer of AB Dick, Inc., a manufacturer of printing products.

John J. Ellsworth, 43, has served as Vice President, General Counsel and Corporate Secretary since August 2008 and served as General Counsel and Corporate Secretary since joining the Company in January 2003 to August 2008. Prior to joining the Company, Mr. Ellsworth served as Assistant General Counsel of One Price Clothing Stores, Inc. from 2000 to 2003 and as a judicial law clerk in 1999.

Andrea D. Meade, 40, has served as Executive Vice President of Operations and Corporate Development since June 2007, and served as our Executive Vice President, Corporate Operations from 2002 to 2007. Ms. Meade joined the Company in 2000, and has also held the position of Director of Strategic Development. Prior to joining the Company, Ms. Meade served as a Senior Associate with Green, Manning & Bunch, Ltd., a middle market investment banking firm. Prior to that, Ms. Meade served as an Associate in J.P. Morgan & Co.’s Financial Institutions Group, focusing on mergers and acquisitions and advisory services.

CORPORATE GOVERNANCE MATTERS

Leadership Structure of Board

For the past eleven years the positions of Chairman of the Board and Chief Executive Officer have been held by separate persons as an aid in the Board’s oversight of management. Our Chairman of the Board is Mr. Fischer. The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	reviewing the agenda for Board meetings in consultation with our Chief Executive Officer and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of our Chief Executive Officer; and

•	presiding over all meetings of shareholders.

The Board believes that there may be advantages to having an independent chairman for matters such as communications and relations between the Board, our Chief Executive Officer and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust director, Board and Chief Executive Officer evaluation processes. Our Board currently consists of five non-employee directors and our Chief Executive Officer, Mr. Baur. One of Mr. Fischer’s roles is to oversee and manage the Board and its functions, including setting meeting agendas and presiding over Board meetings. In this regard, Mr. Fischer and the Board in their advisory and oversight roles are particularly focused on overseeing our Chief Executive Officer and senior management in their pursuant and adoption of successful business strategies, risk management policies, and management succession plans.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Enterprise risks—the specific financial, operational, business and strategic risks that we face, whether internal or external—are identified by the Board and management together, and then each risk is assigned to the full Board or a Board committee for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee oversees management of market and operational risks that could have a financial impact, or impact financial reporting, such as those relating to internal controls or liquidity. The Nominating Committee and the Governance Committee manage the risks associated with governance issues, such as the independence of the Board, and the Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant Committee on actions that we are taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board of Directors consist of a majority of independent directors. The Board has determined that four non-management members of the Board meet the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Baur is the only management member of the Board. Mr. Owings was employed by the Company prior to joining the Board and is therefore not currently independent for purposes of SEC rules and regulations and NASDAQ listing standards. Pursuant to our Bylaws, the Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, a Governance Committee and a Nominating Committee.

Board Meetings and Committees

The Board of Directors and the Committees of the Board met a total of 32 times during the fiscal year ended June 30, 2011. Mr. Fischer served as the non-executive Chairman of the Board during the entire fiscal year. James G. Foody served on the Board until the 2010 Annual Shareholders’ Meeting in December 2010. Mr. Owings was elected to the Board in March 2011. The Board met a total of 14 times during the fiscal year ended June 30, 2011, and each director (including Messrs. Foody and Owings during the time each served on the Board) attended all of the Board meetings. Each director attended all Board meetings and committee meetings (for the committees on which such director served) during the fiscal year ending June 30, 2011. We expect all Board members to attend the Annual Meeting. All of our directors attended the 2010 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee is composed of Chairman Whitchurch and Messrs. Fischer, Grainger and Reilly. The functions of the Audit Committee include selecting the independent auditors, reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work, reviewing our financial statements and our internal accounting and auditing procedures and oversight of our internal audit function. None of our directors who are also executive officers may serve on the Audit Committee. This committee met five times during the fiscal year ended June 30, 2011. All members of the Audit Committee were in attendance at the Audit Committee meetings during the fiscal year ended June 30, 2011. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards. The Board has determined that all members of the Audit Committee meet the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Audit Committee and as prescribed by the SEC. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

Compensation Committee

The Compensation Committee is composed of Chairman Grainger and Messrs. Fischer, Reilly and Whitchurch. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our named executive officers, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee operates pursuant to a charter adopted by the Board that sets forth the responsibilities and powers delegated by the Board to the Compensation Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. None of our directors who are also executive officers may serve on the Compensation Committee. The Compensation Committee met nine times during the fiscal year ended June 30, 2011. All members of the Compensation Committee were in attendance at the Compensation Committee meetings during the fiscal year ending June 30, 2011. See “Executive Compensation—Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation.

Governance Committee

The Governance Committee is composed of the entire Board of Directors. Mr. Reilly serves as the Chairman. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s program for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. The Governance Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Governance Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. The Governance Committee held two committee meetings in the fiscal year ended June 30, 2011. All members of the Governance Committee were in attendance at the Governance Committee meetings during the fiscal year ended June 30, 2011.

Nominating Committee

The Nominating Committee is composed solely of independent directors. The Nominating Committee is composed of Chairman Reilly and Messrs. Fischer, Grainger, and Whitchurch and is therefore comprised solely of independent directors. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of our directors from time to time including, but not limited to, the nomination of directors for election at each annual meeting of our shareholders by a majority of the independent directors on the Board. The Nominating Committee held two committee meetings in the fiscal year ended June 30, 2011. All members of the Nominating Committee were in attendance at the Nominating Committee meetings during the fiscal year ended June 30, 2011.

The Nominating Committee will identify and screen potential nominees for directors and recommend nominees to the Board. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. The Nominating Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business.

The Nominating Committee operates pursuant to a charter adopted by the Board of Directors that sets forth the responsibilities and powers delegated by the Board to the Nominating Committee. A copy of the charter is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

Director Education

Each member of the Board has completed Institutional Shareholder Services (“ISS”) accredited director education programs. We provide our directors with the opportunity and pay for our directors to attend ISS accredited director education programs. The Company and each Board member is a member of the National Association of Corporate Directors (“NACD”). As a member of the NACD, the Company and each Board member has access to the programs, materials, reports, and research teams made available to directors by the NACD.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters including the role, function, responsibilities, size and composition of the Board of Directors, Board tenure, service on other public company boards, conflict of interest issues, executive sessions of non-management directors, review of committee charters and the Board self-evaluation process. A copy of the Guidelines is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

General Board Functions

The Guidelines set forth general functions of the Board, including holding regular and, where appropriate, special meetings, periodically reviewing management’s performance and our organizational structure, reviewing and approving corporate strategy, determining compensation for our named executive officers and awarding equity-based compensation, overseeing our accounting and financial reporting process and audits of our financial statements, and identifying potential candidates for Board membership.

Retention of Independent Advisors

The Guidelines provide that the Board of Directors may retain independent advisors when appropriate.

Succession Planning

Our Board of Directors engages in an active succession planning process. On a periodic basis, with the assistance of our Chief Executive Officer, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Board Tenure

The Board of Directors is elected annually and is not classified.

Composition of Board

The Board of Directors currently consists of six members. The size of the Board of Directors may be increased or decreased by resolution of the Board of Directors. The Board has fixed the number of directors at six. The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating Committee will confirm the independence of the non-management directors on an annual basis. The Board of Directors has determined that each of Messrs. Fischer, Grainger, Reilly and Whitchurch meet the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Owings was an employee of the Company until his retirement in March 2011. Mr. Baur is the only management member of the Board.

Service on Other Public Company Boards

All members of the Board are compliant with the Guidelines regarding service on boards and audit committees of other public companies.

Executive Sessions of Independent Directors

Pursuant to the Guidelines, independent directors must meet regularly without management present. Our independent directors met five times in executive session during fiscal 2011.

Director Evaluations and Reviews

In accordance with the Guidelines, the Board and the Governance Committee conduct periodic performance reviews of the Board of Directors and its committees. As a part of the evaluation process, the Board and committees meet and discuss self-assessments and corporate governance matters.

Communications Between Security Holders and Board of Directors

Our security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to our Secretary by mail in the care of the Secretary, at our principal executive offices, or by e-mail to john.ellsworth@scansource.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Code of Ethics

Our Code of Conduct applies to all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, directors and employees. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Secretary. We have posted the Code of Conduct on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab.

We will post on our website, www.scansourceinc.com under the “Corporate Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Conduct that apply to our Chief Executive Officer and our Chief Financial Officer, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were granted in fiscal 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2011, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons except that each of Mr. Ellsworth, Mr. Cleys and Ms. Meade filed one late Form 4 reporting the withholding of stock to satisfy tax withholding obligations upon vesting of restricted stock awards.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2011, Messrs. Fischer, Grainger, Reilly and Whitchurch served on the Compensation Committee. Mr. Foody served on the Compensation Committee until the 2010 Annual

Shareholders’ Meeting. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the fiscal year ended June 30, 2011, or at any time prior thereto. During the fiscal year ended June 30, 2011, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and no executive officers served on the compensation committee (or equivalent) or the board of directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The primary components of our executive compensation program—base salary, annual cash incentives and long-term equity incentives—are intended to link pay to performance and reward the performance of our named executive officers, as measured by the financial and operating results of the Company. Evaluating and rewarding the performance of our named executive officers in light of the financial and operating results of the Company aligns the opportunities and compensation of our named executive officers with the interests of our shareholders in increasing the profitability of the Company and delivering long-term shareholder value. We refer to the following individuals as our named executive officers:

•	Michael L. Baur, Chief Executive Officer,

•	R. Scott Benbenek, President of Worldwide Operations,

•	Richard P. Cleys, Vice President & Chief Financial Officer,

•	John J. Ellsworth, Vice President, General Counsel & Corporate Secretary, and

•	Andrea D. Meade, Executive Vice President of Operations & Corporate Development.

Our executive compensation program is intended to attract, motivate, reward and retain the corporate leadership necessary to achieve long-term and short-term corporate objectives and to increase shareholder value. We are mindful of the considerable competition in our industry for talented executive officers and the importance to the Company of the continuity of service of our named executive officers. Each of our named executive officers has served the Company for more than eight years, and our Chief Executive Officer participated in the founding of the Company. Consequently, each named executive officer possesses invaluable institutional knowledge which positively impacts our efficiency and profitability. As a result, in order to retain our talented leadership, and to attract and develop future leaders of the Company, we seek to provide a compensation structure for our named executive officers that is competitive with executive compensation offered by comparable public companies.

In this section, we provide a discussion and analysis of the material elements of our compensation programs and policies, the material compensation decisions we made under those programs and policies with respect to our named executive officers, and the material factors considered in making those decisions. The Compensation Committee meets several times a year to consider, approve and revise, if necessary, our executive compensation program. The principal objectives and features are summarized as follows:

Components of Executive Compensation	Key Objectives, Features and Considerations
Base Salary

•      Base salary is linked to the competitive market environment for each position and is determined in light of each named executive officer’s role, responsibilities, experience, qualifications, length of service to the Company, and corporate objectives, as well as each individual’s performance and contribution to the performance of the Company.

Components of Executive Compensation	Key Objectives, Features and Considerations

•      The Compensation Committee also focuses on each named executive officer’s total compensation package, the overall state of the economy and results of the executive officers’ annual performance reviews, which evaluate the executive officers’ decision-making skill and their demonstrated skill in developing the individuals that report to them.

•      Increases, if any, to base salary are founded generally upon a subjective assessment of overall individual performance, internal equity, market trends and the Company’s performance.

•      In evaluating the Company’s performance, the primary consideration is our financial performance for the relevant annual period, with a focus upon return on invested capital (“ROIC”) and operating income, each of which aligns executive and shareholder interests and bears a strong correlation to shareholder value creation.

Annual Cash Incentives

•      Variable cash incentives are payable quarterly or annually to named executive officers to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our named executive officers on performance goals intended to enhance shareholder value.

•      Operating income and ROIC are the primary measurements of performance for cash incentive awards because of our belief that each such measurement drives shareholder value creation.

Long-Term Equity Incentives

•      Awarding long-term equity incentives, in the form of stock options and restricted stock awards, directly aligns the interests of our named executive officers and shareholders.

•      Vesting schedules and restrictions associated with performance-based and service-based restricted stock awards effectively encourage the retention of our named executive officers and incentivize outstanding performance.

•      In approving long-term equity incentives, the Compensation Committee focuses upon our overall performance, the number of shares available for award, the value of the proposed award, the amount and value of awards given in prior years, and the overall compensation

Components of Executive Compensation	Key Objectives, Features and Considerations

package, with the ultimate goal of motivating, rewarding and retaining critical leadership through the efficient use of equity and the preservation of shareholder value.

•       Linking the personal financial interests of our named executive officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

Other Executive Benefits

•       We provide our named executive officers competitive, nonperformance-based benefits, with the goal of attracting, motivating and retaining our named executive officers. Benefits generally include retirement plans, deferred compensation, paid time off, and health, vision, dental, life, disability and employee stock purchase plans.

As described above, in evaluating the Company’s performance and in rewarding our named executive officers, emphasis is placed on ROIC and operating income, each of which is described and analyzed at length in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s periodic reports filed with the SEC. ROIC and operating income are defined as follows:

Measurement	Definition and Features
Return on Invested Capital (“ROIC”)

•      An amount expressed as a percentage of the Company’s annual (or annualized) EBITDA (net income plus interest expense, income taxes, depreciation and amortization) divided by average shareholders’ equity and interest bearing debt (defined as the sum of shareholders equity at the beginning of the period added to shareholders’ equity at the end of the period, divided by 2, plus the average outstanding daily interest bearing debt for the period)

•      Primary metric relied upon by our management to monitor and evaluate our business performance

•      We believe that it is the preferred measurement that best balances our operating results with our asset and liability management.

•      Excludes the results of capitalization decisions (debt vs. equity)

•      A measure that is easily computed, communicated and understood, and that bears a strong correlation with shareholder value

•      Indicator of management’s efficiency at allocating the capital under its control to generate returns

Operating Income

•      The amount reflected for the line item identified as “Operating Income” on the Company’s audited and unaudited consolidated financial statements; the Compensation Committee does have the discretion to make adjustments for extraordinary or one-time events

In this proxy statement, you will find a series of tables containing specific information detailing the compensation earned or paid to our named executive officers in fiscal years ending June 30, 2011, 2010 and 2009. The discussion below is intended to provide additional detail, particularly with respect to the fiscal year ending June 30, 2011, to help you understand the information provided in this Executive Summary and in the executive compensation tables, and to put that information into context within our overall compensation program.

Amended and Restated Employment Agreements

We have entered into employment agreements with each of our named executive officers because we believe that such agreements are necessary to attract, motivate and retain executive talent and foster continuity among our leadership. Each of the named executive officers entered into an Amended and Restated Employment Agreement with the Company, effective as of June 6, 2011, which renews and extends the employment of each of the named executive officers for a term of three years, ending June 30, 2014. The compensation and benefit packages provided under these agreements are composed of, among other things, a base salary, incentive compensation, severance benefits, reimbursement of expenses, paid vacation and access to retirement and welfare benefit plans, practices, policies and programs. All of the employment agreements with our named executive officers contain a double trigger change in control arrangement, such that severance benefits are not payable upon a change in control unless a termination of employment by the executive also occurs after the change of control as a result of the failure of the Company or the successor entity to offer the executive a new employment agreement with the same or better compensation and terms and conditions of employment. As a result, we have sole control over whether change in control severance benefits are triggered. In addition, there are no tax gross up benefits included within the amended and restated employment agreements. Please see “Potential Payments upon Termination or Change in Control” below for a detailed description of the severance benefits, and “Employment, Severance and Change in Control Agreements” below for a detailed description of such agreements.

Fiscal Year 2011 Performance

During the fiscal year ending June 30, 2011, the Company achieved strong financial performance, including increases in ROIC and operating income. In evaluating and monitoring the Company’s financial condition and operating performance, the Company’s management places a significant emphasis on operating income and ROIC, which drives changes in shareholder value. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. ROIC and operating income for the fiscal year ending June 30, 2011, evidence the successful performance of our Company and our named executive officers:

•	ROIC increased to 20.6% during fiscal 2011, as compared to 16.7% for the previous fiscal year.

•	The Company posted operating income of $113.1 million during fiscal 2011, which represents a 49.3% increase over the previous fiscal year’s operating income of $75.8 million.

Other key metrics demonstrating the strong financial performance of the Company during fiscal 2011 are:

•	Gross profit, which increased by 25.3% from $218.9 million during fiscal 2010 to $274.3 million during fiscal 2011.

•	Net income attributable to the shareholders of the Company, which increased by 50.6% from $48.8 million during fiscal 2010 to $73.5 million during fiscal 2011.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”), a non-GAAP measure, which increased by 44.4% from $83.3 million during fiscal 2010 to $120.3 million during fiscal 2011.

•	Diluted earnings per share, which increased by 48.4% from $1.82 during fiscal 2010 to $2.70 during fiscal 2011.

Fiscal Year 2011 Pay Implications

Performance-based compensation provides the foundation of our executive compensation philosophy and program design. As discussed above in our “Executive Summary” section and in greater detail below, we use operating income and ROIC in evaluating and rewarding the performance of the named executive officers, primarily because of our belief that ROIC is a principal driver of changes in shareholder value. We believe that our executive compensation program has incentivized our senior management to focus their efforts on the short-term and long-term financial interests of our shareholders and that our named executive officers played a critical role in the financial results of the Company, and the resulting increase in shareholder value, during the fiscal year ending June 30, 2011.

We believe it is in the best interests of the Company and its shareholders that a significant portion of our named executive officers’ compensation is at risk and must be earned through the achievement of predetermined objective criteria. Because of the emphasis in our executive compensation program on performance-based pay, the Company’s strong financial performance during fiscal 2011 is reflected in the compensation of each of our named executive officers during fiscal 2011, particularly with respect to payouts pursuant to our annual cash incentive program. For fiscal 2011, based upon our financial performance and the individual performance of each named executive officer, the cash incentives paid to our named executive officers under the cash incentive plans set forth in their respective employment agreements aggregated to $2,549,954, which represents a 57.2% increase over the amount paid in fiscal 2010 pursuant to our annual cash incentive program. We believe that the increases in cash incentive awards paid to our named executive officers under their annual cash incentive plans aptly reward the named executive officers for their contribution to our fiscal 2011 financial performance and are appropriately aligned with the increase in shareholder value, as evidenced, for example, by the 49.3% year-over-year increase in operating income during fiscal 2011.

In addition, the total compensation of our named executive officers has increased or decreased during the fiscal years ending June 30, 2009, 2010, and 2011 as ROIC has increased or decreased. ROIC decreased from 17.7% in fiscal 2009 to 16.7% in fiscal 2010, which resulted in a corresponding 9.3% decrease in the total compensation of our named executive officers, from $6,702,461 in fiscal 2009 to $6,078,973 in fiscal 2010. ROIC increased from 16.7% in fiscal 2010 to 20.6% in fiscal 2011. Accordingly, our named executive officers received a 46.1% increase in total compensation, from a total of $6,078,973 in fiscal 2010 to a total of $8,880,394 in fiscal 2011.

We believe this positive correlation between performance and pay appropriately motivates and rewards our named executive officers and is beneficial to both the Company and its shareholders. In addition, we believe that it is important to link each of our named executive officers’ compensation and personal financial interests with long-term shareholder value creation. Accordingly, 45.4% of our Chief Executive Officer’s compensation in fiscal 2011, and 39.4% of the compensation of all other named executive officers, was paid in the form of long-term equity incentives.

Greater detail regarding the compensation of our named executive officers can be found within the 2011 Summary Compensation Table located within this Proxy Statement.

Objectives of Our Compensation Program

In general, we operate in a marketplace characterized by significant competition for talented executives. Continuity of personnel is a critical success factor to our business. The objective of our executive compensation program is to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives, and enhance shareholder value. We also aim to establish executive compensation levels that correlate directly to the executive officer’s level of responsibility, with the compensation of executive officers carrying responsibility for multiple business units being tied to our performance as a whole. Additionally, we aim to provide our executive officers with incentive-based compensation tied to our performance in achieving growth and improved profitability, which aligns the executive’s opportunity with the interests of our shareholders. To do this effectively, our philosophy is that our compensation program must provide our executive officers with a total compensation package that is reasonable in relation to our performance, sufficiently competitive with the packages offered by competitors of similar size in our industry, and internally equitable.

How Executive Compensation is Determined and Assessed

Generally

The Compensation Committee establishes and reviews our executive compensation policies and practices, reviews the pay plans and equity awards offered to our named executive officers, oversees our equity-based plans, and considers such other compensation matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee consists of four non-employee directors who meet the standard for independence under NASDAQ rules. We believe that the Compensation Committee’s independence from management allows the Compensation Committee members to provide unbiased consideration of various elements that could be included in our executive compensation program and apply independent judgment about which elements will best achieve our compensation objectives.

The Compensation Committee meets several times a year to review and approve new and existing executive compensation programs and, if necessary, recommend approval to the Board of Directors. The Compensation Committee has not established a formal policy for the manner in which it allocates executive compensation between cash and non-cash components, short-term and long-term components, or among benefits, perquisites or other forms of non-cash compensation. Instead, the Compensation Committee focuses on the past performance and contribution of each named executive officer in determining the overall structure of executive compensation packages. The Compensation Committee determines the Chief Executive Officer’s compensation. The Compensation Committee also relies upon the recommendations of the Company’s management team, particularly Mr. Baur, our Chief Executive Officer, regarding the compensation of the named executive officers other than the Chief Executive Officer. The Chief Executive Officer, with input from other executive officers, reviews the performance of each of the named executive officers (the Chief Executive Officer’s performance (for compensation purposes) is reviewed solely by the Compensation Committee) and presents recommendations for compensation adjustments, including any adjustments to base salary, variable compensation and/or equity awards, to the Compensation Committee.

During the fiscal year ended June 30, 2011, the Compensation Committee met eight times for the express purpose of discussing executive compensation matters. The Compensation Committee has the authority to hire outside advisors and experts, including compensation consultants, to assist it.

Use of Compensation Consultants

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) in fiscal 2011 to assist the Compensation Committee with certain executive compensation matters. The Compensation Committee selected Pearl Meyer based primarily on the principals’ experience with our Company and depth of experience in our industry. During fiscal 2011, Pearl Meyer’s services to the Compensation Committee included an analysis of our named executive officers’ compensation, a risk-based review of our compensation program and a broad review of our equity incentive program. In reviewing our named executive officers’ compensation and our equity incentive program, Pearl Meyer referred to the compensation practices of the following group of public companies:

Avnet, Inc.	Arrow Electronics, Inc.	Synnex Corp.	Anixter International, Inc.

United Stationers, Inc.	Insight Enterprises, Inc.	Brightpoint, Inc.	Tessco Technologies, Inc.

PC Mall, Inc.	Checkpoint Systems, Inc.	Gerber Scientific, Inc	Nu Horizons Electronics Corp.

Agilysys, Inc.	OSI Systems, Inc.	PC Connection, Inc.

The peer group was selected by the Compensation Committee Chair, based on analysis and recommendations from Pearl Meyer, as well as input and review from our Chief Executive Officer and other members of our Board of Directors, taking into consideration each company’s industry, revenues, profits, invested capital, equity market value, and operational similarities.

Pearl Meyer’s review of our Chief Executive Officer’s compensation, which was based on our fiscal 2010 data, considered the base salary, bonus opportunity as a percentage of base salary, total cash compensation, long-term incentive value, and total direct compensation of our Chief Executive Officer, compared to the Chief Executive Officers of the companies within the peer group. Pearl Meyer noted that the Company’s June 30 fiscal year-end, as opposed to the customary December 31 fiscal year-end, makes precise time period comparisons to the peer group difficult. Accordingly, the Compensation Committee also considered calendar year pro-forma calculations for full calendar year peer comparisons. The Compensation Committee used the compensation data and advice provided by Pearl Meyer as a reference point to obtain a broad understanding of current compensation practices amongst companies of similar size, in terms of revenues, profits, invested capital and equity market value, and for some guidance in making compensation decisions associated with the amendment and restatement of the named executive officers’ employment agreements.

During fiscal 2011, Pearl Meyer worked only for the Compensation Committee and performed no additional services for the Company or any of its named executive officers. The Compensation Committee Chairman approved all work performed by Pearl Meyer and received and approved copies of all invoices for services submitted by Pearl Meyer. During fiscal 2011, the Compensation Committee did not use the services of any other compensation consultant.

Elements of Compensation

Our compensation program for our named executive officers consists of three core elements: base salary, cash incentives and long-term equity incentives. We also provide our named executive officers with retirement benefits, severance benefits and change in control benefits. The employment agreements with each of our named executive officers and the performance-based restricted stock award agreements for certain of our named executive officers set forth their respective compensation components, as described below.

Base Salary

Base salaries for each of our named executive officers are described in the employment agreements between each named executive officer and the Company. Increases, if any, in base salary are determined through a subjective assessment of each named executive officer’s performance, in light of his or her responsibilities, goals and objectives, his or her position with the Company and our overall performance during prior periods. Any relevant market trends and internal compensation equity issues also may be considered, including each named executive officer’s distribution industry experience relative to others. In evaluating our performance, the primary focus is upon financial performance for the relevant annual period, measured generally by ROIC and operating income. The base salaries for each of our named executive officers during the fiscal year ending June 30, 2011, were as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek	$350,000
Mr. Cleys	$285,000
Mr. Ellsworth	$225,000
Ms. Meade	$235,000

Base salaries are reviewed annually by the Compensation Committee and adjusted appropriately. The Compensation Committee addressed the base salaries of each of our named executive officers in connection with the amendment and restatement of their respective employment agreements in June 2011. Based upon a qualitative assessment of job performances over the prior year, the Compensation Committee concluded that an increase in the base salary for Messrs. Benbenek, Cleys and Ellsworth and Ms. Meade was warranted, effective July 1, 2011. The Compensation Committee considered the total compensation package for Mr. Baur and determined that his existing base salary was not in need of adjustment, given the performance incentives included in Mr. Baur’s total compensation package. The annual base salaries of the named executive officers pursuant to their amended and restated employment agreements, effective July 1, 2011, are as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek	$378,000
Mr. Cleys	$307,800
Mr. Ellsworth	$243,000
Ms. Meade	$270,800

Annual Cash Incentives

Variable cash incentives, payable quarterly or annually, reward our named executive officers for the attainment of pre-determined performance metrics and provide an incentive for continued performance in the future. This component of compensation has also been used to reward our named executive officers for business growth opportunities and the profitability of the company as a whole. The fiscal year 2011 cash incentives for Messrs. Baur and Benbenek and Ms. Meade were based on performance metrics of our operating income and ROIC, as specified in their employment agreements. The fiscal year 2011 cash incentive for Mr. Cleys was based in part on the Company’s operating income and on other management and financial performance goals determined quarterly by the Chief Executive Officer. Mr. Ellsworth’s annual cash incentive for fiscal year 2011 was based upon his performance and attainment of established management and performance goals.

ROIC is used as a performance measurement for several reasons: (i) it is the primary metric relied upon by our management to monitor and evaluate our business performance, (ii) we believe that it is the preferred measurement that best balances our operating results with our asset and liability management, (iii) it excludes the results of capitalization decisions (debt vs. equity), (iv) it is easily computed, communicated and understood by employees and shareholders alike, and (v) it drives changes in shareholder value. We believe that the correlation between incremental growth in ROIC and operating income and enhanced shareholder value is strong. For these reasons, we establish variable cash incentives for certain of our named executive officers contingent on the Company achieving ROIC levels that we believe will influence our executive officers’ decisions in a manner that will benefit our shareholders.

For Messrs. Baur and Benbenek and Ms. Meade, the actual dollar value of the cash incentive award is calculated as a percentage of operating income. The percentage of operating income is determined by ROIC performance. We believe this effectively aligns the financial interests of the executive officer with our performance and profitability. While the ROIC performance metric was the same for Messrs. Baur and Benbenek and Ms. Meade in fiscal 2011, the formula for calculating the dollar value of the cash incentive award is different for each executive officer. The formula for each such named executive officer for fiscal year 2011 was subjectively determined based on an evaluation of our historical performance and the growth expectations and metrics developed from that evaluation. Factors such as the named executive officer’s scope of responsibility, our past performance, with the results of the most recent fiscal years being emphasized, the general consensus of the Compensation Committee, Board of Directors and executive management team regarding the forecast for the next fiscal year, and other internal or external factors affecting our business model are also generally considered. The Compensation Committee also considers the need to set the formula for each executive officer at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of the target incentive compensation levels is rewarding to both the executive and to the shareholders.

For the fiscal year ended June 30, 2011, the cash incentives paid to our named executive officers under each of the cash incentive plans set forth in their respective employment agreements aggregated to $2,549,954, or 2.3% of operating income. The mechanics of determining the amount, if any, of the cash incentive award for each named executive officer are set forth in each of their respective employment agreements with the Company. For Messrs. Baur and Benbenek and Ms. Meade, the Compensation Committee structured the cash incentive portion of their total compensation to be tied solely to ROIC and operating income so that this portion of their total compensation is directly aligned with our performance. The specific cash awards for each named executive officer for fiscal year 2011 are detailed below.

Mr. Baur. For the fiscal year ended June 30, 2011, Mr. Baur’s annual cash incentive award, reflected as a percentage of operating income, was calculated as follows:

Return on Invested Capital	% of Operating Income
Greater than 30%	1.65%
30% or less and greater than 25%	1.55%
25% or less and greater than 20%	1.50%
20% or less and greater than 10%	1.40%
10% or less	0

For purposes of calculating Mr. Baur’s annual cash incentive award, the Compensation Committee opted to adjust ROIC and operating income by excluding the effects of a $3.1 million cash litigation settlement payment received by the Company in fiscal 2011. The Company’s ROIC for fiscal 2011, adjusted as described in the foregoing sentence, was 20.1%, and Mr. Baur’s fiscal year 2011 bonus award was determined to be $1,650,134. In December 2010, Mr. Baur was also paid $46,500 to compensate him for the recovery of $3.1 million in a legal settlement from a former service provider. The associated expenses were included in the calculation of and reduced his cash incentive for fiscal 2007-2008 by the same amount.

In connection with Mr. Baur’s Amended and Restated Employment Agreement, the Compensation Committee adjusted Mr. Baur’s annual cash incentive award calculation for the fiscal years ending June 30, 2012, 2013 and 2014. The adjustment to Mr. Baur’s annual cash incentive award calculation was made in consultation with Pearl Meyer and in recognition of the normalization of ROIC over the course of the past five fiscal years. Mr. Baur’s annual cash incentive award will be calculated as follows for the fiscal years ending June 30, 2012, 2013 and 2014:

Return on Invested Capital	% of Operating Income
Greater than 30%	1.75%
30% or less and greater than 25%	1.65%
25% or less and greater than 23%	1.60%
23% or less and greater than 20%	1.50%
20% or less and greater than 17%	1.30%
17% or less and greater than 13.5%	1.10%
13.5% or less and greater than 10%	0.75%
10% or less	0

Mr. Benbenek. Mr. Benbenek’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.35% of our operating income. The amount of Mr. Benbenek’s annual cash incentive award was calculated by multiplying operating income by a factor of .0035 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than or equal to 30%	115%
25% or more and less than 30%	110%
20% or more and less than 25%	100%
10% or more and less than 20%	90%
Less than 10%	70%

For purposes of calculating Mr. Benbenek’s annual cash incentive award, the Compensation Committee opted to adjust ROIC and operating income by excluding the effects of (i) a one-time $2.35 million charge attributable to the funding of a supplemental retirement plan for a retiring founder, and (ii) a $3.1 million cash litigation settlement payment received by the Company in fiscal 2011. The Company’s ROIC for the fiscal year ended June 30, 2011, adjusted as described in the foregoing sentence, was 20.5%, and Mr. Benbenek’s fiscal year 2011 bonus award was determined to be $393,256. Mr. Benbenek’s target cash incentive opportunity will remain the same for the fiscal years ending June 30, 2012, 2013 and 2014.

Ms. Meade. Ms. Meade’s target cash incentive opportunity, reflected as a percentage of operating income, is 0.25% of our operating income. The amount of Ms. Meade’s annual cash incentive award was calculated by multiplying operating income by a factor of .0025 and by a percentage, as follows:

Return on Invested Capital	% for Calculation
Greater than or equal to 30%	115%
25% or more and less than 30%	110%
20% or more and less than 25%	100%
10% or more and less than 20%	90%
Less than 10%	70%

For purposes of calculating Ms. Meade’s annual cash incentive award, the Compensation Committee opted to adjust ROIC and operating income by excluding the effects of (i) a one-time $2.35 million charge attributable to the funding of a supplemental retirement plan for a retiring founder, and (ii) a $3.1 million cash litigation settlement payment received by the Company in fiscal 2011. The Company’s ROIC for the fiscal year ended June 30, 2011, adjusted as described in the foregoing sentence, was 20.5%, and Ms. Meade’s fiscal year 2011 bonus award was determined to be $280,897. Ms. Meade’s target cash incentive opportunity will remain the same for the fiscal years ending June 30, 2012, 2013 and 2014.

Mr. Cleys. For the fiscal year ended June 30, 2011, Mr. Cleys’ target annual cash incentive award was $25,000 per quarter, with a maximum annual cash incentive opportunity of $37,500 for each quarter, or $150,000 per year. Mr. Cleys received a total cash incentive of $129,167 for fiscal 2011, which was based on our financial performance and Mr. Cleys’ attainment of certain individual performance and management goals. For fiscal 2011, such goals were determined quarterly by the Chief Executive Officer and consisted of one or more of the following with respect to each quarter: (i) timely and accurate completion of fiscal 2010 year-end tasks, (ii) support our acquisition of all of the shares of CDC Brasil S.A. (“CDC”), and (iii) successful completion or implementation of specific management projects, such as the integration and placement of new employees in the reseller financial services teams, personal development programs, and the timely completion and filing of fiscal 2011 periodic reports.

In connection with Mr. Cleys’ Amended and Restated Employment Agreement, for the fiscal years ending June 30, 2012, 2013 and 2014, Mr. Cleys’ annual cash incentive award will be determined by the Compensation Committee, with input from the Chief Executive Officer, based upon the achievement of goals in the following areas: (i) our ROIC, which will account for 40% of Mr. Cleys’ target annual cash incentive; (ii) our growth in operating income, which will account for 40% of Mr. Cleys’ target annual cash incentive; and (iii) our aging of accounts receivable, which will account for 20% of Mr. Cleys’ target annual cash incentive. Mr. Cleys’ maximum annual cash incentive opportunity for the fiscal years ending June 30, 2012, 2013 and 2014 will be $150,000. Any earned cash incentive will be paid quarterly during fiscal 2012, and annually during fiscal 2013 and fiscal 2014. The annual cash incentive award based upon ROIC will be determined as follows:

Return on Invested Capital	Annual Cash Incentive
Greater than or equal to 25%	$60,000
20% or more and less than 25%	$50,000 – $60,000, prorated
10% or more and less than 20%	$40,000 – $50,000, prorated
Less than 10%	$0

Mr. Cleys’ annual cash incentive award based upon the growth of the Company’s operating income, year to year, will be determined as follows:

Growth of Operating Income	Annual Cash Incentive
Greater than or equal to 12%	$60,000
8% or more and less than 12%	$50,000 – $60,000, prorated
4% or more and less than 8%	$40,000 – $50,000, prorated
Less than 4%	$0

Finally, Mr. Cleys’ annual cash incentive award associated with the aging of the accounts receivable of the Company will be based upon specific goals established by the Chief Executive Officer, with a maximum annual cash incentive opportunity of $30,000 for this portion of Mr. Cleys’ total annual cash incentive opportunity.

Mr. Ellsworth. Mr. Ellsworth received a cash incentive of $50,000 for the fiscal year ended June 30, 2011, which was based on a subjective assessment of his performance and the attainment of management and performance goals established by the Compensation Committee, with input from our Chief Executive Officer. The target amount of Mr. Ellsworth’s annual cash incentive was $12,500 per quarter, with a maximum amount of $50,000. In connection with Mr. Ellsworth’s Amended and Restated Employment Agreement, for the fiscal years ending June 30, 2012, 2013 and 2014, Mr. Ellsworth’s maximum annual cash incentive will be $100,000 and based on a subjective assessment of his performance and the attainment of management and performance goals established by the Compensation Committee, with input from our Chief Executive Officer. Any earned cash incentive will be paid quarterly during fiscal 2012 and fiscal 2013, and annually during fiscal 2014.

Discretionary Cash Bonus

In addition to the cash incentives paid to our named executive officers under each of the annual cash incentive plans set forth in their respective employment agreements, in certain circumstances, the Compensation Committee will approve discretionary cash bonuses for named executive officers. Following our acquisition of all of the shares of CDC in April 2011, the Compensation Committee approved cash bonuses to Messrs. Cleys and Ellsworth and Ms. Meade for their extraordinary efforts in connection with the acquisition. Messrs. Cleys and Ellsworth received a cash bonus of $15,000 and $25,000, respectively, and Ms. Meade received a cash bonus of $40,000. These discretionary cash bonuses were similarly awarded to other employees that are not named executive officers, who were involved in the same acquisition project. In addition, we awarded Mr. Ellsworth a $20,000 bonus for his efforts in recovering a $3.1 million legal settlement from a former service provider.

Long-Term Equity Incentives

General Overview

Equity awards are a significant component of our executive officer compensation. We maintain a formal Equity Award Policy whereby all annual equity awards and all equity awards granted to officers under Section 16(a) of the Exchange Act are made by the Compensation Committee. The Compensation Committee has delegated authority to our Chief Executive Officer to make awards to newly-hired or newly-promoted employees who are not officers under Section 16(a) of the Exchange Act. The Compensation Committee’s delegation of authority to our Chief Executive Officer does not apply to grants to newly-hired employees occurring in connection with a merger or acquisition, and no individual grant may exceed 40,000 shares without Compensation Committee approval. Our General Counsel and Chief Financial Officer oversee the documentation of and accounting for all stock options and other equity award grants.

We grant equity awards, such as restricted stock awards, to promote the success, and enhance the value, of the Company by providing participants with an incentive for outstanding performance. Equity awards are granted under the 2002 Plan, which is designed to align the interests of our named executive officers with those of the shareholders by linking a portion of their compensation directly to increases in shareholder value. Equity-based awards also provide the Company with the flexibility to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent. We believe that stock options and restricted stock awards provide long-term incentives to executive officers because they tie the executive officers’ financial interests to those of our shareholders.

The Compensation Committee is authorized to grant annual service-based equity awards to employees which are based on merit and typically vest over a three-year period, provided that the grantee remains employed with the Company. Grants of annual service-based equity awards are typically made at a meeting held each year on the same date as the annual shareholder meeting, but grants are made only during a “window” for stock transactions (under our insider trading compliance program). Regarding annual service-based equity grants, the grants are priced on the day following each annual meeting of our shareholders or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported. In the event that the annual shareholder meeting does not occur during a window, the annual grant will occur at the next Compensation Committee meeting that occurs during a window. The annual grant date for named executive officers is the same as the annual grant date for other employees (except in the case of a closed trading window).

The number of shares subject to service-based stock options or restricted stock awards granted by the Compensation Committee to our executives in a given year is based on, among other things, overall Company performance, the number of shares available for award, the value of the proposed award, and the amount of options and/or shares of restricted stock awarded in prior years, with the ultimate purpose of motivating, rewarding and retaining executive officers while maintaining efficient use of equity and preserving shareholder value.

In addition to the service-based equity awards which the Compensation Committee is authorized to grant on an annual basis, the Compensation Committee, from time to time, grants certain of our named executive officers additional performance-based equity awards pursuant to Restricted Stock Award Certificates. The Restricted Stock Award Certificates, in addition to other terms and conditions, contain both service and performance-based vesting requirements. These combined performance and service-based awards are discussed in greater detail immediately below. Please also see “Employment, Severance and Change in Control Agreements—Restricted Stock Awards” below for a detailed description of these awards.

The exercise price of all stock options granted by the Compensation Committee, including grants by our Chief Executive Officer pursuant to delegated authority, cannot be less than 100% of the fair market value of the common stock on the date of the grant. Stock options are subject to a three-year vesting schedule. Restricted stock awards that are not performance-based are subject to a three year vesting schedule. In addition, vesting accelerates on a change of control in certain instances. Stock options generally have a ten-year term. In certain circumstances, the term may be reduced due to the termination of an employee, or to the death or disability of a participant.

If necessary, the Compensation Committee may meet quarterly, or more often as required, during a window for stock transactions, to make special grants of equity awards in the case of newly-hired Section 16 officers, promotions, or special recognition situations for employees, or in situations not involving annual grants. Equity awards to newly hired employees or officers, or to our employees who have been promoted, are granted on the effective date of their employment with the Company or the effective date of their promotion, as applicable, if such employment or promotion occurs during a window for stock transaction under our Equity Grant Policy. Equity awards related to special recognition situations for employees and consultants and other situations not involving annual grants, new hires or promotions will only be granted on a date occurring during windows for stock transactions. If the hiring or promotion does not occur during a window for stock transactions, any related grant shall be made on the first day of the next window for stock transactions. The Board considers and approves options issued in connection with a merger or acquisition.

As described above, during fiscal 2011, we engaged Pearl Meyer to review the Company’s equity incentive programs. While the consultation provided by Pearl Meyer was not limited to the equity incentive programs in place for our named executive officers, Pearl Meyer’s analysis was helpful in providing a framework for our Compensation Committee in considering the Company’s current executive equity incentive compensation practices. Pearl Meyer concluded that our equity based compensation program is consistent with market practices in the most critical areas and that, in addition, the total cost of our equity based compensation program is in line with peer company practices. The Compensation Committee also considered the cost of the long-term incentive program in terms of its effect on dilution and overhang, as well as stock-based compensation expense. Importantly, Pearl Meyer noted that the Company’s relatively high equity market capitalization and discipline in maintaining grant values have resulted in the Company being able to deliver competitive equity grant values to most participants at a relatively lower aggregate cost to our shareholders. While the Compensation Committee, in determining the number of shares which are to be subject to equity incentive awards, considers the relative value of the annual equity awards to the named executive officers for the prior year and the analysis of peer company equity grant practices provided by Pearl Meyer, the Compensation Committee used the peer company analysis only for the general purpose of understanding the current compensation practices of comparable companies in its markets. The individual’s performance and the relative value of the award for the current year, as compared to the value of the award for the prior year, are the determinative factors in the Compensation Committee’s decision to award a certain amount of equity compensation.

The Compensation Committee will continue to consider the use of restricted stock and stock options for future grants to all of its named executive officers.

Service-Based Equity Awards During Fiscal 2011

Long-term equity incentives were awarded to our named executive officers in the fiscal year ended June 30, 2011, in the form of stock options and/or restricted stock awards. While these equity awards would normally have been made in connection with our December 2010 annual shareholder meeting, equity award grants for fiscal 2011 were delayed because each named executive officer, at the time of the annual shareholder meeting, had knowledge of the Company’s then pending acquisition of all of the shares of CDC. Thus, the equity award grants were delayed until May 4, 2011, during the first “open window” for stock transactions pursuant to our insider trading compliance program. Each of the following equity awards vests and becomes exercisable upon the following schedule: 33% will vest on December 2, 2011, 47% will vest on December 2, 2012, and the remaining 20% will vest on May 4, 2014.

Named Executive Officer	Form of Equity Incentive Award	Amount of Shares
Mr. Baur	Stock Option	133,000
Mr. Benbenek	Stock Option	27,000
Mr. Cleys	Restricted Common Stock	5,700
Mr. Ellsworth	Restricted Common Stock	4,300
Ms. Meade	Restricted Common Stock	7,050

Performance and Service-Based Equity Awards During Fiscal 2011

In May 2009, to further strengthen the performance objectives of our long-term equity incentives, the Compensation Committee added an additional element to the compensation structure of Mr. Benbenek and Ms. Meade with a grant to each officer of performance and service-based restricted stock awards. The grant of such restricted stock awards to Mr. Benbenek and Ms. Meade was designed to serve as a long-term incentive to these officers in connection with their service to the Company with respect to distinct corporate projects. Mr. Benbenek’s restricted stock award consisted of 8,137 shares of our common stock and Ms. Meade’s restricted stock award consisted of 6,103 shares of our common stock, each vesting upon the following terms and conditions: (a) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2010 and (ii) the Company’s operating income for the fiscal year ended June 30, 2010 equals or exceeds $51,000,000, and (b) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2011 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $67,000,000.

In May 2010, in connection with the amendment of his employment agreement, the Compensation Committee added an additional element to the compensation structure of Mr. Ellsworth with a grant of a performance and service-based restricted stock award in the amount of 1,826 shares of the Company’s common stock. The Compensation Committee added this element to Mr. Ellsworth’s compensation structure to more closely align his compensation structure and incentives to those of other named executive officers and to further align his compensation with the Company’s overall performance, as measured by equaling or exceeding certain operating income targets. Mr. Ellsworth’s award vests in two tranches as follows: (a) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2011 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $67,000,000, and (b) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2012 and (ii) the Company’s operating income for the fiscal year ended June 30, 2012 equals or exceeds $77,000,000.

In June 2011, in connection with the amendment and restatement of their employment agreements with the Company, the Compensation Committee granted a restricted stock award to (a) Mr. Cleys for 1,534 shares of our common stock, (b) Mr. Benbenek for 6,134 shares and (c) to Ms. Meade for 4,600 shares. Each award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2012 and (ii) the Company’s operating income for the fiscal year ended June 30, 2012 equals or exceeds $115 million, and (b) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2013 and (ii) the Company’s operating income for the fiscal year ended June 30, 2013 equals or exceeds $125 million.

In connection with the restricted stock awards granted to Messrs. Benbenek, Cleys and Ellsworth and Ms. Meade, the Compensation Committee retained the right, in its sole discretion, to reduce the number of shares of common stock deemed earned and vested. Such negative discretion of the Compensation Committee is limited to 50% of the number of shares subject to a particular tranche. The Compensation Committee determines if such reduction is appropriate based on the Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. The Compensation Committee determined that it was important to include this provision so that it had the ability to reduce the award if an individual executive officer’s job performance did not meet the expectations of the Compensation Committee.

In August 2010, the Compensation Committee reviewed our audited consolidated financial statements for the fiscal year ended June 30, 2010, and determined that the performance criteria set forth in the May 2009 award agreements for Mr. Benbenek and Ms. Meade were met, entitling each of Mr. Benbenek and Ms. Meade to vest with respect to 50% of the shares of common stock set forth in each agreement. The Compensation Committee also determined that a reduction of the number of shares of common stock deemed vested and earned with respect to such tranche was not necessary or appropriate. The Compensation Committee again met in August 2011 and reviewed our audited financial statements for the fiscal year ended June 30, 2011. The Compensation Committee determined that the performance criteria set forth in the May 2009 award agreements for Mr. Benbenek and Ms. Meade, and the May 2010 award agreement for Mr. Ellsworth, were met, entitling Messrs. Benbenek and Ellsworth and Ms. Meade to vest with respect to 50% of the shares of common stock set forth in each agreement. The Compensation Committee also determined that a reduction of the number of shares of common stock deemed vested and earned with respect to each tranche was not necessary or appropriate.

Other Executive Benefits, Including Perquisites, Retirement Benefits and Deferred Compensation

We provide certain of our named executive officers with certain perquisites, retirement, deferred compensation and other benefits that the Compensation Committee believes are consistent with our goal of attracting, motivating and retaining key executive officers.

Our named executive officers are eligible to participate in our tax qualified 401(k) plan to the same extent that our other employees are eligible to participate. The plan provides for an annual match of up to $800 that vests over a five-year period. Participants in our 401(k) plan are also eligible for any annual discretionary profit sharing contributions (authorized by the Compensation Committee). These contributions vest over a five-year period. For fiscal 2011, the Compensation Committee authorized discretionary profit sharing contributions to the 401(k) plan for all of our employees, including our named executive officers. The amount allocated is calculated as a percentage of eligible cash compensation up to $245,000. The amount allocated to each named executive officer for fiscal 2011 was the same percentage as for all of our employees, but the amount allocated was capped at $28,935. See “Summary Compensation Table—All Other Compensation” for the amounts received by our named executive officers.

In addition, in lieu of reimbursing Mr. Baur for certain expenditures on perquisites in fiscal 2011 pursuant to Mr. Baur’s employment agreement with the Company, we provided Mr. Baur with an annual perquisite allotment of $50,000. This allotment was provided to Mr. Baur in lieu of customary perquisites for the chief executive officer of a publicly traded company. Given the particular job requirements of our Chief Executive Officer, the Compensation Committee believes that it is appropriate to provide Mr. Baur with a lump sum payment for business related and other customary perquisites. The Compensation Committee did not believe that it was necessary to provide such an allotment for our other named executive officers or other employees based on their respective job requirements.

We maintain a deferred compensation plan pursuant to which named executive officers may defer a portion of their annual compensation. Participants’ funds are invested among various funds designated by the plan administrator (and currently may not be invested in our common stock). We may make matching contributions that vest over a five-year period. Participants become fully vested in any matching contributions upon a change in control of the Company and upon their death, disability or attainment of age 55 and at least ten years of service. We maintain a deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our named executive officers.

Our named executive officers are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our named executive officers participate in a supplemental long-term disability plan.

Tax and Accounting Considerations

The Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive officer. The accounting and tax treatment of compensation generally has not been a material factor in determining the amount of compensation for our named executive officers.

Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to any one of our covered employees (generally, our chief executive officer and the three most highly compensated officers other than the chief executive officer and the chief financial officer). Compensation that qualifies as “performance-based compensation” under Code Section 162(m) is not subject to this $1,000,000 limitation. As a general matter, the Compensation Committee intends to structure compensation paid to covered employees in a manner intended to maximize deductibility of executive compensation under Code Section 162(m), although it retains the discretion not to do so if necessary to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. Generally, the variable compensation provisions in the employment agreements with our named executive officers (except for Mr. Ellsworth) are designed to constitute compensation that qualifies as “performance-based compensation” under Code Section 162(m). In addition, our 2002 Plan is structured so that compensation intended to qualify as “performance-based compensation” under Code Section 162(m) will also, to the extent practicable, be exempt from the $1,000,000 limitation. Specifically, performance-based restricted stock awards and stock options granted to covered employees under the 2002 Plan are designed to qualify as performance-based compensation. Although the Internal Revenue Service does not consider service-based restricted stock awards, which we also grant to certain named executive officers, to be performance-based for purposes of Code Section 162(m), none of the named executive officers receiving such awards earned compensation in excess of $1,000,000, so we have not foregone any deductions with respect to such compensation.

The Company accounts for equity-based compensation using the provisions of Financial Accounting Standards Board Accounting Standards Codification 718, Accounting for Stock Compensation (“ASC 718”), which requires the recognition of the fair value of equity-based compensation and applies to all awards granted, modified, cancelled, or repurchased. Equity-based compensation is estimated at the grant date based on the fair value of the awards, in accordance with the provisions of ASC 718. Since this compensation cost is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. To the extent that performance-based restricted stock awards are subject to negative discretion by the Compensation Committee, the unvested awards are marked to market at the end of each reporting period until the tranche is approved by the Compensation Committee. The Company has elected to expense grants of awards with graded vesting on a straight-line basis over the requisite service period for each separately vesting portion of the award.

Compensation Risk Analysis

We have assessed our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards. During fiscal 2011, the Compensation Committee reviewed our compensation policies and practices for all employees, including our named executive officers, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

In addition, the Compensation Committee engaged Pearl Meyer to review our compensation program to determine if any practices might encourage excessive risk taking on the part of employees, including senior executives. Pearl Meyer concluded that our compensation programs overall are aligned with our business strategy and risk profile and that our incentive plans reinforce key messages about managing business risks while achieving financial results that lead to shareholder value creation over the long-term. Pearl Meyer also analyzed various controls and management processes which we have put into place and concluded that such controls and processes help mitigate the potential for incentive compensation plans to have a material adverse effect on the Company. In particular, Pearl Meyer noted that our annual cash incentive formula for Messrs. Baur and Benbenek and Ms. Meade balances earnings achievement with the “quality” of the earnings through the incorporation of ROIC as a key component.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point.

•

Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in our long-term best interests. Equity awards such as restricted stock awards reinforce our long-term performance perspective.

•	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards our longer-term goals.

•

A significant component of our executive’s total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage executive officers to focus on sustained stock price appreciation.

•

Equity awards typically have vesting schedules of three years and, in some cases, have performance-based vesting components as well; executive officers thus typically will always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.

•

Our overall compensation of our named executive officers is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

•	The Compensation Committee reviews tally sheets and/or market references before making pay decisions relative to named executive officers.

•	The Compensation Committee retains, in certain cases, discretion to reduce compensation based on corporate and individual performance and other factors.

•	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.

•

The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the executive officer and the shareholders.

•	Executive officer base salaries are consistent with executive officers’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	Non-executive sales representatives are compensated based on profitable businesses not just sales volume.

•	Our implementation of an internal reporting system ensures a more consistent and ongoing assessment of financial results used to determine payouts.

•

Board and management processes are in place to oversee risk associated with our compensation programs, including but not limited to quarterly business performance reviews by management and the full Board where key financial metrics such as operating income and ROIC are reviewed and assessed.

•	Officers must obtain permission from our General Counsel before the sale of any shares, even during an open trading period.

Based on a combination of the above, we believe that (i) our named executive officers and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our named executive officers or other employees to take excessive risks or risks that are inconsistent with our best interests. In addition, we have in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse affect on the Company.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during the fiscal years ended June 30, 2011, June 30, 2010 and June 30, 2009.

Name and Principal Position	Year	Salary (1) ($)		Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		All Other Compensation ($) (4)	Total ($)
Michael L. Baur	2011	803,077		—		—	2,315,836	1,696,634	(10)	288,917	5,104,464
Chief Executive Officer	2010	750,000		—		—	1,578,925	1,060,860		140,115	3,529,900
	2009	750,000		—		—	1,792,126	1,037,657		235,779	3,815,562

Richard P. Cleys	2011	286,096	(5)	15,000	(6)	256,193	—	129,167		53,715	740,171
Vice President and Chief Financial Officer	2010	265,000		5,000	(7)	130,221	—	127,513		44,255	571,989
	2009	265,000		—		—	143,370	126,400		44,155	578,925

R. Scott Benbenek	2011	351,346		—		200,030	470,133	393,256		90,600	1,505,365
President of Worldwide Operations	2010	324,000		—		—	315,785	238,693		109,964	988,442
	2009	323,908		—		200,007	358,425	233,475		82,214	1,198,029

Andrea D. Meade	2011	235,904		40,000	(8)	405,005	—	280,897		47,820	1,009,626
Executive Vice President of Operations and Corporate Development	2010	216,000		—		162,162	—	170,495		44,059	592,716
	2009	215,939		—		150,012	179,213	166,766		40,326	752,256

John J. Ellsworth	2011	225,865		45,000	(9)	155,531	—	50,000		44,372	520,768
Vice President, General Counsel and Corporate Secretary	2010	195,000		—		148,276	—	25,000		27,650	395,926
	2009	195,000		—		—	107,528	25,000		30,161	357,689

(1)	Salaries for fiscal year 2011 include one additional business day (261 business days, as opposed to a standard 260-day year).

(2)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 10 to our audited financial statements for the fiscal year ended June 30, 2011 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, accompanying this proxy statement.

(3)

Reflects the value of cash incentives earned pursuant to our annual incentive bonus program. For information regarding our annual incentive bonus program, see the discussion in “Compensation Discussion and Analysis” in this proxy statement.

(4)	See the All Other Compensation table below for additional information.

(5)

Does not include $23,576 that was included on Mr. Cleys’ Form W-2 for tax reporting purposes related to the grant of options treated as discount options for purposes of Section 409A of the Code, but for which he received no compensation.

(6)	Consists of a $15,000 bonus for an extraordinary effort in connection with the acquisition of CDC Brasil S.A.

(7)

We awarded Mr. Cleys a $5,000 cash bonus as a result of exceptional service provided in connection with international on-site reviews of our operations and discrete accounting projects related to cash flow analyses and revenue recognition practices.

(8)	Consists of a $40,000 bonus for Ms. Meade’s extraordinary effort in connection with the acquisition of CDC Brasil S.A.

(9)

Consists of a $20,000 bonus for Mr. Ellsworth’s efforts in recovering $3.1 million in a legal settlement from a former service provider and a $25,000 bonus for his extraordinary effort in connection with the acquisition of CDC Brasil S.A.

(10)

Includes a $46,500 bonus to compensate Mr. Baur for the recovery of $3.1 million in a legal settlement from a former service provider. The associated expenses were included in the calculation and reduced his fiscal 2007-2008 cash incentive by the same amount.

COMPONENTS OF ALL OTHER COMPENSATION

Name	Year	Per- quisites ($)	Company Contributions to Nonqualified Deferred Compensation Plan ($)	Company Paid Disability Benefit ($)	Company Contributions to Defined Contribution Plans 401(k) ($)	Company Profit Sharing ($)	Company Contributions to Employee Stock Purchase Plan ($)	Company Paid Travel for Spouses ($)	Tax Reim- burse- ments ($)	Company Paid Service Recognition Award ($)	Total ($)
Michael L. Baur	2011 2010 2009	50,000 50,000 50,000	200,000 50,000 145,455	3,444 3,444 3,444	29,735 17,407 23,299	— 4,901 —	— — —	5,738 5,662 5,354	— 8,701 8,227	— — —	288,917 140,115 235,779

Richard P. Cleys	2011 2010 2009	— — —	19,893 17,860 16,769	4,087 4,087 4,087	29,735 17,407 23,299	— 4,901 —	— — —	— — —	— — —	— —	53,715 44,255 44,155

R. Scott Benbenek	2011 2010 2009	— — —	51,201 71,843 39,755	3,926 4,459 4,459	29,735 17,407 23,299	— 4,901 —	— — 665	5,738 5,662 5,354	— 5,692 5,382	— — 3,300	90,600 109,964 82,214

Andrea D. Meade	2011 2010 2009	— — —	16,154 16,520 15,662	1,931 1,931 1,365	29,735 17,407 23,299	— 4,901 —	— — —	— — —	— — —	— 3,300 —	47,820 44,059 40,326

John J. Ellsworth	2011 2010 2009	— — —	14,103 9,900 9,900	534 534 503	29,735 13,475 19,093	— 3,741 —	— — 665	— — —	— — —	— — —	44,372 27,650 30,161

2011 GRANTS OF PLAN-BASED AWARDS TABLE

The following table below sets forth the individual grants of plan-based awards made to each of our named executive officers during the fiscal year ended June 30, 2011.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold (#)	Target (#) (3)	Maximum (#)
Michael L. Baur	5/4/2011	—	—	—	—	133,000	36.17	2,315,836

Richard P. Cleys	5/4/2011	—	—	—	5,700	—	—	206,169
	6/6/2011	—	1,534	—	—	—	—	50,024

R. Scott Benbenek	5/4/2011	—	—	—	—	27,000	36.17	470,133
	6/6/2011	—	6,134	—	—	—	—	200,030

Andrea D. Meade	5/4/2011	—	—	—	7,050	—	—	254,999
	6/6/2011	—	4,600	—	—	—	—	150,006

John J. Ellsworth	5/4/2011	—	—	—	4,300	—	—	155,531

(1)

These service-based restricted stock and option awards will vest upon the following schedule: 33% will vest on December 2, 2011, 47% will vest on December 2, 2012, and the remaining 20% will vest on May 4, 2014.

(2)

The grant date fair values of the service-based restricted option awards were determined pursuant to the Black-Scholes options valuation model, using the following assumptions: stock price volatility of 49.92%, expected term of 6.88 years, dividend yield of 0%, and risk-free interest rate of 2.56%. As a result of the Black-Scholes calculation, the effective exercise price of such option awards as of the grant date was $17.4123 per share. The grant date fair values of the stock awards are based on the closing prices of our common stock on NASDAQ on May 4, 2011 and June 6, 2011, respectively.

(3)

The target number of shares is based on 100% achievement of service and performance requirements. The 2002 Plan does not provide for thresholds. Up to 50% of the awards will vest and be earned on June 30, 2012, and up to 50% will vest and be earned on June 30, 2013, if certain performance and service conditions are met.

Employment, Severance and Change in Control Agreements

Each of the named executive officers entered into an Amended and Restated Employment Agreement with the Company, effective as of June 6, 2011, which renews and extends the employment of each of the named executive officers for a term of three years, ending June 30, 2014. If a change in control occurs (as defined in their employment agreements), their respective employment agreements will be effective until the later of June 30, 2014, or the first anniversary of the change in control.

The annual base salaries of the named executive officers pursuant to their amended and restated employment agreements, effective July 1, 2011, are as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Benbenek	$378,000
Mr. Cleys	$307,800
Mr. Ellsworth	$243,000
Ms. Meade	$270,800

In addition to their annual base salaries, each named executive officer is eligible for certain annual cash incentives, equity compensation, long-term equity incentives, and other benefits. Please see “Compensation Discussion and Analysis” above for a detailed description and discussion of each named executive officers’ total compensation package. Each of the employment agreements provides that, to the extent required by law or Company policy, we may require the named executive officer to repay to the Company any bonus or other incentive-based or equity-based compensation paid to the named executive officer. In addition, each employment agreement requires each named executive officer not to, during the term of his or her employment and for a period of two years following the termination of his or her employment: (a) disclose or use the Company’s confidential information or trade secrets; (b) compete with the Company; (c) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; or (d) solicit certain employees to leave the Company. In addition, each employment agreement requires each named executive officer not to, during the term of his or her employment and for a period of five years following termination of his or her employment, disparage the Company. Each of the named executive officers’ entitlement to receive and retain severance benefits under their respective employment agreements is conditioned upon compliance with these restrictions on conduct. In the event a named executive officer challenges the enforceability of any of the restrictions on conduct based on an argument that the restrictions are unenforceable as a matter of law, the Company may cease making severance benefits to such named executive officer and demand repayment of severance benefits already paid.

Each named executive officers’ employment may be terminated by us at any time for “cause” (as defined in their respective employment agreements) or for no reason, or by the named executive officer with or without “good reason” (as defined in their respective employment agreements). With respect to each named executive officer’s ability to resign for good reason and receive severance benefits following a change in control, their amended and restated employment agreements require a double-trigger termination event. As such, each named executive officer may terminate his or her employment agreement for good reason during the 60-day period beginning on the six-month anniversary of a change in control and receive severance benefits only if we have not offered him or her a new employment agreement after or in contemplation of a change in control with the same or better compensation and terms and conditions of employment. With this provision, we have sole control over whether a change in control triggers severance benefits. The employment agreements will also terminate upon the death, disability or retirement of the named executive officer. Depending on the reason for the termination and when it occurs, the named executive officer may be entitled to certain severance benefits, as described below.

With respect to Messrs. Benbenek, Cleys, and Ellsworth, and Ms. Meade, each of their employment agreements provides that: (i) if the executive officer’s employment is terminated by the Company other than for cause, death, disability or retirement (as defined in their employment agreement); (ii) if the executive officer’s employment is terminated due to the normal expiration of their employment period or is terminated within 60 days after the end of their employment period (for reasons other than cause, death, disability or retirement); or (iii) if the executive officer resigns for good reason (as defined in their employment agreement), the Company will be required to pay or provide the executive officer his or her accrued salary and other amounts or benefits earned through the date of termination. In such instances, the Company will also be required to provide severance benefits to the executive officer consisting of a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if the executive officer had continued employment through the end of the fiscal year, based on actual performance, and severance benefits of an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to the executive officer’s termination and an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that the total amount of severance benefits will not exceed an amount equal to two times the hightest combined annual salary and bonus earned by the executive officer from the Company, including any such amounts earned but deferred, in the last three years prior to the date of termination. If Messrs. Benbenek’s, Cleys’, or Ellsworth’s, or Ms. Meade’s employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to the Executive will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two. Each executive officer has the right to elect to receive a portion of such severance benefits in either a single lump sum or over the 24-month period during which the executive officer is subject to the restrictive covenants described above. In addition, with respect to Messrs. Benbenek, Cleys, and Ellsworth, and Ms. Meade, for up to 24 months following the executive officer’s termination from employment, or earlier if the executive officer becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will reimburse the executive officer on a monthly basis for payments made by the executive officer toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. The executive officer’s receipt of severance benefits will be subject to the executive officer’s execution of a release of claims in a form customarily used by the Company upon a senior executive officer’s termination of employment.

If Mr. Baur’s employment is terminated by the Company during his employment period or within 60 days after his employment period for reasons other than cause or death, disability or retirement, or if Mr. Baur terminates his employment for good reason during the period of his employment agreement, then he will receive, among other things: (i) his salary and benefits earned through the date of termination (to the extent not already paid); (ii) a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if Mr. Baur had continued employment through the end of the fiscal year, based on actual performance; and (iii) an amount equal to the greater of (a) two or (b) the number of full months remaining between his termination date and the end of his employment period, divided by 12, times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, plus an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company (the “Baur Severance Benefits”); provided, however, that the Baur Severance Benefits will not exceed an amount equal to 3 times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Mr. Baur has the right to elect to receive a portion of such severance benefits in either a single lump sum or over the 24-month period during which the executive officer is subject to the restrictive covenants described above. In addition, until Mr. Baur reaches the age of 65, Mr. Baur and his dependents will receive medical, dental and prescription drug benefits, as well as MediGap coverage until Mr. Baur reaches the age of 80. Notwithstanding the foregoing, if Mr. Baur’s termination occurs within 12 months after or otherwise in contemplation of a change of control for reasons other than cause, death, disability, or retirement, or if Mr. Baur terminates his employment for good reason during such period, Mr. Baur will receive severance benefits in an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Mr. Baur’s receipt of these benefits will be subject to his execution of a release of claims in the form customarily used by the Company upon termination of the employment of a senior executive officer.

With respect to Messrs. Baur, Benbenek, Cleys, and Ellsworth, and Ms. Meade, if their employment is terminated during their employment period by reason of their death, disability or retirement, they will be entitled to their accrued salary, a bonus equal to the pro rata portion of the annual incentive compensation that would otherwise be payable if they had continued employment through the end of the fiscal year (based on actual performance), benefits through the date of termination, and any death, disability or retirement benefits that may apply, but no additional severance amount. If the Company terminates Messrs. Baur, Benbenek, Cleys, and Ellsworth, and Ms. Meade for cause, or if they resign from the Company without good reason, they will be entitled to their accrued salary and benefits through the date of termination, but no additional severance amount. If Mr. Baur’s employment is terminated by reason of his disability or retirement, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80. If Mr. Baur’s employment is terminated by reason of his death, his surviving spouse will receive continued medical, dental and prescription drug benefits until Mr. Baur would have reached age 65 and Mr. Baur’s children who remain dependents of his surviving spouse will receive continued medical, dental and prescription drug benefits until they reach the age of 21 or possibly earlier. In addition, if Mr. Baur’s employment is terminated by reason of his disability, the Company has agreed that Mr. Baur will receive an annual payment of $60,000 until Mr. Baur is no longer considered disabled or until he attains age 65. Such benefit may be funded, at the election of the Company, through an individual long-term disability policy or by the Company directly. Mr. Baur will also receive his base salary for the period, if any, following his termination by reason of his disability during which he continues to receive benefits under the Company’s short-term disability policy but his base salary will be reduced by any amounts Mr. Baur receives under the Company’s short-term disability policy.

If the Company does not renew the employment agreement of a named executive officer at the end of the term or enter into a new employment agreement with the named executive officer with the same or similar terms as provided under their current employment agreements at the end of the term, such named executive officer may (1) voluntarily resign from employment with the Company as of the end of the term and the Company will be required to pay to the named executive officer an amount equal to one times the highest combined annual base salary and variable compensation earned by the named executive officer from the Company, including any amounts earned but deferred, in the last three fiscal years before the end of the term, provided that the named executive officer is not entitled to also receive the severance benefits described above, or (2) the named executive officer may elect to continue employment with the Company on an at-will basis and, for a maximum of one year following the end of the term, receive the same annual base salary and incentive compensation opportunity as in effect during the last year of the employment agreement.

Performance-Based Restricted Stock Awards

We have granted restricted stock awards to each of Messrs. Benbenek, Cleys, and Ellsworth and Ms. Meade. These restricted stock awards are subject to the terms and conditions contained in restricted stock award agreements between the Company and the named executive officer, including both continued service and performance requirements.

In May 2009, we granted to each of Mr. Benbenek and Ms. Meade performance-based restricted stock awards. Mr. Benbenek’s restricted stock award consisted of 8,137 shares of our common stock and Ms. Meade’s restricted stock award consisted of 6,103 shares of our common stock, each vesting upon the following terms and conditions: (a) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2010 and (ii) the Company’s operating income for the fiscal year ended June 30, 2010 equals or exceeds $51 million, and (b) up to 50% of the shares subject to the award vest and become earned if (i) the executive has been continuously employed by the Company through June 30, 2011 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $67 million.

In May 2010, we granted to Mr. Ellsworth a performance-based restricted stock award in the amount of 1,826 shares of the Company’s common stock. Mr. Ellsworth’s award vests in two tranches as follows: (a) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2011 and (ii) the Company’s operating income for the fiscal year ended June 30, 2011 equals or exceeds $67 million, and (b) up to 50% of the shares subject to the award vest and become earned if (i) Mr. Ellsworth has been continuously employed by the Company through June 30, 2012 and (ii) the Company’s operating income for the fiscal year ended June 30, 2012 equals or exceeds $77 million.

In June 2011, we granted a restricted stock award to (a) Mr. Cleys for 1,534 shares of our common stock, (b) Mr. Benbenek for 6,134 shares and (c) to Ms. Meade for 4,600 shares. Each award agreement provides that the award may vest in two tranches as follows: (a) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2012 and (ii) the Company’s operating income for the fiscal year ended June 30, 2012 equals or exceeds $115 million, and

(b) up to 50% of the shares subject to the award will vest and be earned if (i) the executive officer has been continuously employed by the Company through June 30, 2013 and (ii) the Company’s operating income for the fiscal year ended June 30, 2013 equals or exceeds $125 million.

In each case, even if the continued service and performance requirements are met, the Compensation Committee may, in its sole discretion, reduce the number of shares of common stock deemed earned and vested if the Compensation Committee determines that such reduction is appropriate based on the Compensation Committee’s evaluation of the named executive officer’s performance in certain designated areas. Such negative discretion of the Compensation Committee is limited to 50% of the number of shares subject to a particular tranche. Each restricted stock award agreement also provides that if the named executive officer’s employment with us terminates for any reason other than death, disability or a change in control, then the executive officer will forfeit his or her award (and the underlying shares of common stock to the extent not vested and earned) as of the date of the named executive officer’s termination of employment. The shares shall be issued under, and are subject to, the terms of the 2002 Plan.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning equity awards that were outstanding as of June 30, 2011 for each of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
	Exercisable	Unexercisable
Michael L. Baur	10,000		11.97	12/3/2011
	34,224		12.68	1/2/2013
	80,000		27.48	1/5/2016
	100,000		32.13	6/20/2017
	100,000		36.69	12/7/2017
	134,001	65,999	18.14	12/5/2018
	42,500	82,500	24.57	12/4/2019
		133,000	36.17	5/4/2021

Richard P. Cleys	19,666		15.88	11/12/2012
	5,000		23.33	1/2/2014
	6,668		33.92	1/5/2015
	8,000		29.44	1/5/2016
	8,000		32.13	6/20/2017
	8,000		36.69	12/7/2017
	10,721	5,279	18.14	12/5/2018
					3,498	131,105
					5,700	213,636
							1,534	(3)	57,494

R. Scott Benbenek	10,000		10.62	12/3/2011
	4,000		12.68	1/2/2013
	8,000		14.16	1/2/2013
	6,000		24.73	1/2/2014
	6,000		33.92	1/5/2015
	8,000		29.44	1/5/2016
	30,000		32.13	6/20/2017
	20,000		36.69	12/7/2017
	26,801	13,199	18.14	12/5/2018
	8,500	16,500	24.57	12/4/2019
		27,000	36.17	5/4/2021
							4,068	(2)	152,469
							6,134	(3)	229,902

Andrea D. Meade	2,000		14.16	1/2/2013
	4,400		24.73	1/2/2014
	4,400		33.92	1/5/2015
	4,400		29.44	1/5/2016
	18,000		32.13	6/20/2017
	10,000		36.69	12/7/2017
	13,401	6,599	18.14	12/5/2018
							3,051	(2)	114,351
					4,356	163,263
					7,050	264,234
							4,600	(3)	172,408

John J. Ellsworth	2,400		24.73	1/2/2014
	2,000		33.92	1/5/2015
	2,000		29.44	1/5/2016
	4,000		32.13	6/20/2017
	4,000		36.69	12/7/2017
	8,041	3,959	18.14	12/5/2018
					2,640	98,947
							1,826	(2)	68,438
					4,300	161,164

(1)

Stock options and restricted stock awards granted after June 30, 2007, and prior to December 4, 2009, vested 34%, 33% and 33% over three years. Stock options and restricted stock awards granted on December 4, 2009, vest ratably over three years. Stock options and restricted stock awards granted on May 4, 2011, vest as follows: 33% on December 2, 2011, 47% on December 2, 2012, and the remaining 20% on May 4, 2014.

(2)

These incentive stock awards are subject to continued service and performance requirements. Subsequent to June 30, 2011, these shares vested and were earned for fiscal year ending June 30, 2011. 50% of the shares subject to such awards vested and were earned for the fiscal year ending June 30, 2011 for Mr. Ellsworth.

(3)

These incentive stock awards are subject to continued service and performance requirements. Up to 50% of the shares subject to such awards may vest and be earned for each of the fiscal years ending June 30, 2012 and 2013.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning equity awards exercised and vested and restricted stock awards vested during the year ended June 30, 2011, for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Baur	50,000	986,843	—	—
Richard P. Cleys	5,000	106,359	1,802	56,096
R. Scott Benbenek	4,000	92,760	4,069	100,830
Andrea D. Meade	—	—	5,296	145,484
John J. Ellsworth	—	—	1,360	42,337

2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding the accounts of the named executive officers under our Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael L. Baur	400,000	200,000	649,006	—	3,234,133
Richard P. Cleys	66,309	19,893	91,709	—	542,530
R. Scott Benbenek	102,401	51,201	202,760	—	987,945
Andrea D. Meade	53,847	16,154	60,789	(29,287)	383,448
John J. Ellsworth	47,011	14,103	33,229	—	206,460

(1)

Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2011 income in the “Salary” column of the 2011 Summary Compensation Table.

(2)

Amounts represent our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2011 income in the “All Other Compensation” column of the 2011 Summary Compensation Table.

Our Nonqualified Deferred Compensation Plan permits our named executive officers to elect to defer a portion of their base salary and incentive bonus, and to receive company matching contributions on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred up to a limit of $200,000 in annual matching contributions. Mr. Benbenek may defer up to 50% of his respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred up to a limit of $100,000 in annual matching contributions. Messrs. Cleys and Ellsworth may defer up to 25% of their respective base salary and bonus, and we will provide a matching contribution of 60% on the first 20% of salary and bonus deferred up to a maximum of $50,000 each annually. Ms. Meade may defer up to 25% her respective base salary and bonus and we will provide a matching contribution of 40% on the first 20% of salary and bonus deferred up to a maximum of $35,000 annually.

Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on June 30, 2011 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. For more information regarding the named executive officers’ employment agreements, see “Employment, Severance and Change in Control Agreements” in this proxy statement.

		Before Change in Control	After Change in Control
		Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Michael L. Baur	Severance (1)	7,499,133	7,499,133	—	—	—	—
	Pro Rata Variable Compensation (2)	1,696,634	1,696,634	1,696,634	1,696,634	1,696,634	—
	Equity Acceleration (3)	—	2,515,726	2,515,726	2,515,726	2,515,726	—
	Medical Coverage (5)	416,593	416,593	416,593	416,593	416,593	—
	Deferred Compensation (6)	2,581,505	3,234,133	3,234,133	3,234,133	3,234,133	2,581,505
	Special Disability Benefit (7)	—	—	—	—	1,060,000	—

	Total	12,193,865	15,362,219	7,863,086	7,863,086	8,923,086	2,581,505

Richard P. Cleys	Severance (1)	415,263	830,526	—	—	—	—
	Pro Rata Variable Compensation (2)	25,000	25,000	25,000	25,000	25,000	—
	Equity Acceleration (3)	—	446,837	446,837	446,837	446,837	—
	Performance Based Equity Acceleration (4)	—	57,494	57,494	—	57,494	—
	Medical Coverage (5)	25,489	25,489	—	—	—	—
	Deferred Compensation (6)	458,740	542,530	542,530	542,530	542,530	458,740

	Total	924,492	1,927,876	1,071,861	1,014,367	1,071,861	458,740

R. Scott Benbenek	Severance (1)	930,753	1,489,204	—	—	—	—
	Pro Rata Variable Compensation (2)	393,256	393,256	393,256	393,256	393,256	—
	Equity Acceleration (3)	—	503,654	503,654	503,654	503,654	—
	Performance Based Equity Acceleration (4)	—	382,371	382,371	—	382,371	—
	Medical Coverage (5)	16,360	16,360	—	—	—	—
	Deferred Compensation (6)	987,945	987,945	987,945	987,945	987,945	987,945

	Total	2,328,314	3,772,790	2,267,226	1,884,855	2,267,226	987,945

Andrea D. Meade	Severance (1)	559,868	1,033,602	—	—	—	—
	Pro Rata Variable Compensation (2)	280,897	280,897	280,897	280,897	280,897	—
	Equity Acceleration (3)	—	555,122	555,122	555,122	555,122	—
	Performance Based Equity Acceleration (4)	—	286,759	286,759	—	286,759	—
	Medical Coverage (5)	24,898	24,898	—	—	—	—
	Deferred Compensation (6)	307,768	383,448	383,448	383,448	383,448	307,768

	Total	1,173,431	2,564,726	1,506,226	1,219,467	1,506,226	307,768

John J. Ellsworth	Severance (1)	275,865	551,730	—	—	—	—
	Pro Rata Variable Compensation (2)	12,500	12,500	12,500	12,500	12,500	—
	Equity Acceleration (3)	—	336,678	336,678	336,678	336,678	—
	Performance Based Equity Acceleration (4)	—	68,438	68,438	—	68,438	—
	Medical Coverage (5)	25,489	25,489	—	—	—	—
	Deferred Compensation (6)	158,815	206,460	206,460	206,460	206,460	158,815

	Total	472,669	1,201,295	624,076	555,638	624,076	158,815

(1)

Employment agreements with the named executive officers provide that if the executive officer’s employment is terminated by us other than for cause, death, disability or retirement or by the executive for good reason (as defined in the employment agreements), the executive officer will receive a severance payment in either a lump sum or bi-weekly installments. In the case of Messrs. Benbenek, Cleys, and Ellsworth, and Ms. Meade, the Company will be required to provide severance benefits to the executive officer consisting of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to the executive officer’s termination and an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company, subject to a maximum of 12 additional months of severance benefits. If Messrs. Benbenek’s, Cleys’, or Ellsworth’s, or Ms. Meade’s employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to the Executive will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two.

In the case of Mr. Baur, the Company will be required to provide severance benefits in an amount equal to the greater of (a) two or (b) the number of full months remaining between his termination date and the end of his employment period, divided by 12, times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, plus an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that the these severance benefits may not exceed an amount equal to 3 times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Notwithstanding the foregoing, if Mr. Baur’s termination occurs within 12 months after or otherwise in contemplation of a change of control for reasons other than cause, death, disability, or retirement, or if Mr. Baur terminates his employment for good reason during such period, Mr. Baur will receive severance benefits in an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination.

(2)

Employment agreements with each named executive officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the named executive officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of each named executive officer’s fiscal 2011 annual variable compensation as of June 30, 2011.

(3)

Reflects (i) the difference between fair market value as of June 30, 2011, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance based restricted stock awards. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(4)

Reflects the fair market value as of June 30, 2011, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control for Mr. Benbenek and Ms. Meade, and with a change in control and termination by the Company without cause or by the grantee for good reason for Mr. Ellsworth and Mr. Cleys.

(5)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.

(6)

Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.

(7)

Mr. Baur’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy, and he will receive an annual payment of $60,000 until he is no longer considered to be disabled or until he reaches age 65, whichever occurs earlier.

2011 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended June 30, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Steven R. Fischer	101,750	83,191	184,941
James G. Foody (2)	36,000	—	36,000
Michael J. Grainger	80,250	83,191	163,441
Steven H. Owings (3)	15,250	54,255	69,505
John P. Reilly	74,750	83,191	157,941
Charles R. Whitchurch	96,750	83,191	179,941

(1)

Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 10 to our audited financial statements for the fiscal year ended June 30, 2011, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, accompanying this proxy statement. The total number of stock options held by each of the non-employee directors as of June 30, 2011 was: Mr. Fischer, 46,600; Mr. Grainger, 13,800; Mr. Owings, zero; Mr. Reilly, 22,600; and Mr. Whitchurch, zero. The total number of restricted stock awards held by each of the non-employee directors as of June 30, 2011 was: Mr. Fischer, 2,300; Mr. Grainger, 2,300; Mr. Owings, 1,500; Mr. Reilly, 2,300; and Mr. Whitchurch, 2,300.

(2)

Mr. Foody served on the Board until the 2010 Annual Shareholders Meeting on December 2, 2010. The compensation reflected for Mr. Foody covers the period beginning on July 1, 2010 and ending on December 2, 2010.

(3)	Mr. Owings was elected as director of the Company on March 16, 2011. See “Certain Relationships and Related Transactions.”

Compensation of Directors

Directors who are not our employees are paid an annual retainer of $50,000. An additional annual retainer of $30,000 is paid, as applicable, to a non-executive Chairman (or Acting Chairman) of the Board of Directors. An additional annual retainer of $25,000 is paid to the chairman of the Audit Committee and an additional annual retainer of $15,000 is paid to the chairman of the Compensation Committee. Additional annual retainers of $2,000 are paid to the chairmen of the Nominating Committee and Governance Committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. Independent directors also receive meeting fees of $750 for each Board meeting attended; $1,000 for each Audit Committee meeting attended; and $500 for each other stand-alone committee meeting attended. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors.

Under the terms of the Amended and Restated Directors Equity Compensation Plan (as last amended and restated effective November 18, 2010) (the “Amended and Restated Directors Plan”), each non-employee director receives an annual award of restricted stock, with the number of shares of restricted stock determined by dividing $80,000 (or such other current award value as may be set by the Board) by the fair market value of the common stock on the date of grant. The date of grant of the annual restricted stock awards is the day following each annual shareholders meeting unless the Board modifies, suspends or delays the grant date because the grant date would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board otherwise determines that modification, suspension or delay of the grant date is necessary or appropriate. A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a prorated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested. Restricted stock granted under the Amended and Restated Directors Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the restricted stock as of the date of termination. The Amended and Restated Directors Plan also permits the grant of stock options and/or additional restricted stock awards upon a non-employee director’s initial election or appointment to the Board, although no such additional grants were made during the last fiscal year. As of June 30, 2011, there were 100,100 shares available for grant under the Amended and Restated Directors Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Steven R. Fischer

Michael J. Grainger (Chairman)

John P. Reilly

Charles R. Whitchurch

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of June 30, 2011.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	1,785,519	(1)	$27.86	2,073,794	(6)
	87,158	(2)	$21.67	—
	600	(3)	$10.62	—
	—	(4)	—	100,100
	96,200	(5)	$25.52	—

	1,969,477		$27.47	2,173,894
Equity Compensation Plans Not Approved by Shareholders	—		—	—

TOTAL:	1,969,477		$27.47	2,173,894

(1)

ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan. At September 30, 2011, approximately 2,074,240 shares remain available for issuance under the 2002 Long-Term Incentive Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards.

(2)	ScanSource, Inc. 1997 Stock Incentive Plan, as amended.

(3)	ScanSource, Inc. 1993 Incentive Stock Option Plan, as amended.

(4)

ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan. At September 30, 2011, approximately 100,100 shares remain available for issuance under the Amended and Restated Director’s Equity Compensation Plan, which provides for grants of stock options and restricted stock awards.

(5)	ScanSource, Inc. 1999 Non-Employee Director Stock Option Plan, as amended.

(6)	All of these shares may be granted as awards of stock options, restricted stock, performance shares or unrestricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

Mr. Owings was elected as a director of the Company on March 16, 2011. Mr. Owings was party to an employment agreement with the Company dated December 30, 2008 (the “Employment Agreement”), which was terminated effective March 16, 2011. Pursuant to the Employment Agreement, Mr. Owings received a salary of $300,000 per year, as well as health insurance and other employee benefits consistent with those offered to all salaried employees of the Company. Between July 1, 2010 and March 16, 2011, Mr. Owings received a total of $239,019 in compensation as an employee of the Company.

In connection with his retirement as an employee of the Company, effective March 16, 2011, Mr. Owings and the Company terminated the Employment Agreement and entered into a Founder’s Supplemental Executive Retirement Plan Agreement (the “Founder’s SERP”). Pursuant to the Founder’s SERP, the Company established an account (the “Account”) for Mr. Owings under the ScanSource, Inc. Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”) and contributed $2,350,000 to the Account. Mr. Owings is entitled to direct the manner in which the funds in the Account are invested in accordance with the terms of the Nonqualified Plan. The Account balance will be paid to Mr. Owings in installments pursuant to a predetermined schedule. Except as otherwise provided in the Founder’s SERP, the Account will be administered in accordance with the terms and conditions of the Nonqualified Plan. In addition, the Founder’s SERP provides that Mr. Owings shall be entitled to obtain coverage under any group health plan or program provided by the Company to its active employees and their dependents. Mr. Owings is required to pay the amount of all premiums required for such coverage. Further, the Founder’s SERP includes a covenant not to compete that continues through January 2018.

Mr. Owings is a fifty percent shareholder of Custom Images Inc. During fiscal 2011, the Company engaged in competitive bid transactions with Custom Images, Inc. in the approximate amount of $420,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock at October 13, 2011 of: (i) each person known by us to beneficially own more than five percent of our common stock; (ii) each of our directors, (iii) each of our named executive officers; and (iv) all of our directors and executive officers, as a group.

	Shares Beneficially Owned (1)
Name	Number	Percentage
Lord, Abbett & Co. LLC (2)	3,257,426	11.9%
FMR LLC (3)	2,800,000	10.2%
BlackRock, Inc. (4)	2,301,579	8.4%
Fiduciary Management, Inc.(5)	1,714,410	6.3%
First Pacific Advisors, LLC and affiliates (6)	1,711,664	6.2%
The Bank of New York Mellon Corporation (7)	1,599,241	5.8%
Michael L. Baur (8)	743,791	2.7%
R. Scott Benbenek (9)	147,814	*
Richard P. Cleys (10)	83,731	*
John J. Ellsworth (11)	35,385	*
Steven R. Fischer (12)	74,167	*
Michael J. Grainger (13)	28,800	*
Andrea D. Meade (14)	81,282	*
Steven H. Owings	49,500	*
John P. Reilly (15)	54,900	*
Charles R. Whitchurch	5,800	*
All directors and executive officers as a group (10 persons)	1,305,170	4.8%

*	Amount represents less than 1.0%.

(1)

Applicable percentage of ownership is based upon 27,406,106 shares of our common stock outstanding on October 13, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2011 reporting sole power of Lord, Abbett & Co. LLC (“LAC”) to vote or direct the vote of 2,854,730 shares and dispose or direct the disposition of 3,257,426 shares. As of December 31, 2010, Lord Abbett Research Fund, Inc. Small-Cap Value Series had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 1,467,725 shares, or 5.5% of the class of securities that was the subject of the Schedule 13G/A. The business address of LAC is 90 Hudson Street, Jersey City, NJ 07302.

(3)

The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2011 reporting sole power of FMR LLC, the ultimate parent company of a variety of companies engaged in the securities business, along with certain related persons, to vote or direct the vote of 800,000 shares and dispose or direct the disposition of 2,800,000 shares. The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)

The information reported is based on a Schedule 13G/A filed with the SEC on February 8, 2011 reporting sole power of BlackRock, Inc. to vote or direct the vote of and dispose or direct the disposition of the shares. The business address of BlackRock, Inc. is 40 East 52nd St., New York, NY 10022.

(5)

The information reported is based on a Schedule 13G/A filed with the SEC on February 9, 2011 reporting sole power of Fiduciary Management, Inc. (“FMI”) to vote or direct the vote of and dispose or direct the disposition of 1,714,410 shares and shared power of FMI to vote or direct the vote of and dispose or direct the disposition of 3,975 shares. FMI is an investment adviser registered under the Investment Advisers Act of 1940. The shares to which the Schedule 13G/A relates are owned directly by various accounts managed by FMI. Such accounts have the right to receive dividends from, and the proceeds from the sale of, the shares. The business address of FMI is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202.

(6)

The information reported is based on a Schedule 13G filed with the SEC on February 9, 2011 reporting shared power of First Pacific Advisors, LLC (“FPA”) and each of its Managing Members—Robert L. Rodriguez, J. Richard Atwood and Steven T. Romick—to vote or direct the vote of 51,500 shares and dispose or direct the disposition of 1,711,664 shares. FPA, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 1,711,664 shares owned by such clients, as in its capacity as investment adviser it has the power to dispose, direct the disposition of and vote the shares owned by its clients. Each of Messrs. Rodriguez, Atwood and Romick is a part-owner of FPA and Managing Member, and, as a controlling person of FPA, each may be deemed to beneficially own 1,711,664 shares owned by FPA’s clients. The Managing Members disclaim beneficial ownership of the securities owned by FPA’s clients. The business address of FPA and the Managing Members is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

(7)

The information is reported based on a Schedule 13G filed with the SEC on February 4, 2011 reporting sole power of The Bank of New York Mellon Corporation (“BNY”) to vote or direct the vote of 1,565,980 shares and sole power of BNY to dispose or direct the disposition of 1,599,241 shares. All of the securities are beneficially owned by BNY and its direct or indirect subsidiaries in their various fiduciary capacities. As a result, another entity in every instance is entitled to dividends or proceeds of sale. The business address of BNY is One Wall Street, 31st Floor, New York, NY 10286. No individual account holds an interest of 5% or more.

(8)

Includes 617,641 shares issuable pursuant to exercisable options and options which will become exercisable by December 12, 2011 which were granted by the Company. Does not include 130,360 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 12, 2011. 106,000 shares are pledged as security.

(9)

Includes 135,660 shares issuable pursuant to exercisable options and options which will become exercisable by December 12, 2011, granted by the Company. Does not include 26,340 shares issuable pursuant to options granted by the Company which are not currently exercisable or will not become exercisable by December 12, 2011 and 6,134 shares of performance-based restricted stock that has not vested and will not vest by December 12, 2011.

(10)

Includes 71,334 shares issuable pursuant to exercisable options and options which will become exercisable by December 12, 2011 which were granted by the Company. Does not include 1,534 shares of performance-based restricted stock granted by the Company which has not vested or will not vest by December 12, 2011.

(11)

Includes 26,400 shares issuable pursuant to exercisable options and options which will become exercisable by December 12, 2011 which were granted by the Company. Does not include 913 shares of performance-based restricted stock granted by the Company which has not vested or will not vest by December 12, 2011.

(12)	Includes 46,600 shares issuable pursuant to exercisable options which were granted by the Company.

(13)	Includes 13,800 shares issuable pursuant to exercisable options which were granted by the Company.

(14)

Includes 63,200 shares issuable pursuant to exercisable options and options which will become exercisable by December 12, 2011 which were granted by the Company. Does not include 4,600 shares of performance-based restricted stock granted by the Company which has not vested or will not vest by December 12, 2011.

(15)	Includes 22,600 shares issuable pursuant to exercisable options which were granted by the Company. 4,900 shares are pledged as security.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, a copy of which is available on the “Investor Relations” page of our website, www.scansourceinc.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during the fiscal year ended June 30, 2011 and particularly with regard to the audited consolidated financial statements as of June 30, 2011 and June 30, 2010 and for the three years ended June 30, 2011.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met five times during the fiscal year ended June 30, 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2011 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Audit Committee:
Steven R. Fischer
Michael J. Grainger
John P. Reilly
Charles R. Whitchurch (Chairman)

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, which is required to be filed with the SEC, will be made available to shareholders to whom this proxy statement is mailed, without charge, upon written request to Mr. Richard P. Cleys, Chief Financial Officer, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

By order of the Board of Directors,

Steven R. Fischer
Chairman of the Board

October 18, 2011

APPENDIX A

Our management places a significant emphasis on operating income and return on invested capital (“ROIC”) in evaluating and monitoring the Company’s financial condition and operating performance. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. We compute ROIC as net income plus income taxes, interest expense, depreciation and amortization divided by invested capital. Invested capital is defined as average equity plus daily average interest bearing debt for the period.

We use ROIC as a performance measurement because it believes that this metric best balances the Company’s operating results with its asset and liability management, it excludes the results of capitalization decisions, is easily computed, communicated and understood and drives changes in shareholder value. The components of this calculation and reconciliation to our financial statements are shown, as follows:

Reconciliation of EBITDA to Net Income

	Fiscal Year Ended June 30,
	2011	2010
	(in thousands)
Net income	$73,523	$48,812
Plus: income taxes	38,363	26,929
Plus: interest expense	1,723	1,472
Plus: depreciation & amortization	6,662	6,064

EBITDA (numerator)	$120,271	$83,277

Invested capital calculations

	Fiscal Year Ended June 30,
	2011	2010
	(in thousands)
Equity—beginning of the year	$486,851	$445,446
Equity—end of the year	587,394	486,851

Average equity	537,123	466,148
Average funded debt (1)	46,186	31,800

Invested capital (denominator)	$583,309	$497,948

Return on invested capital	20.6%	16.7%

(1)	Average funded debt is based upon average outstanding daily debt.

SCANSOURCE, INC. 6 LOGUE COURT GREENVILLE, SOUTH CAROLINA 29615

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38909-P17025                                  KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

DETACH AND RETURN THIS PORTION ONLY

SCANSOURCE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the election of the nominees for director
named below:		☐	☐	☐
1.	Election of Directors
Nominees

01)	Michael L. Baur 04) Steven H. Owings
02)	Steven R. Fischer 05) John P. Reilly
03)	Michael J. Grainger 06) Charles R. Whitchurch

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Advisory vote on the compensation of our named executive officers (as defined in the proxy statement).						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						1 year	2 years	3 years	Abstain
3.	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.						☐	☐	☐

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 2011.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M38910-P17025

SCANSOURCE, INC.

Annual Meeting of Shareholders

December 1, 2011 10:30 AM

This proxy is solicited by the Board of Directors

The undersigned shareholder of ScanSource, Inc., a South Carolina corporation (the “Company”), hereby appoints Michael L. Baur and John J. Ellsworth as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock, no par value, of the Company held of record by the undersigned on October 13, 2011 at the Annual Meeting of the Shareholders of the Company to be held on December 1, 2011 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4, AND FOR “3 YEARS” ON PROPOSAL 3, IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.

Continued and to be signed on reverse side